                                                                  Exhibit (a)(3)

                         EUPA INTERNATIONAL CORPORATION
                         89 NORTH SAN GABRIEL BOULEVARD
                           PASADENA, CALIFORNIA 91107

                                 June [__], 2006

To All Stockholders of EUPA International Corporation

Dear Stockholder:

     EUPA International Corporation is furnishing this notice and the accompanying information statement to you as a holder of our common stock to inform you that our company plans to terminate its public reporting obligations under the federal securities laws by:

          - a reverse stock split of our common stock, par value $0.001 per share (the "Common Stock"), at a ratio of approximately one to 9,999 (with the final ratio to be determined by our board of directors immediately before effecting the reverse stock split); and

          - a corresponding decrease in the authorized capital stock from 25,000,000 shares of Common Stock to approximately 2,500 shares.

     In the split, the holders of our Common Stock will receive one share of Common Stock for each 9,999 shares they hold immediately before the effective date of the split. We are providing this notice and the accompanying information statement to stockholders of record on June [__], 2006. As a result of the split, those stockholders who own fewer than the number of shares of Common Stock specified in the Split ratio, or would own fractional shares of our Common Stock after the reverse stock split, will have their fractional shares cashed out at a price of $0.40 for each share held by them before the reverse stock split. Stockholders who receive cash in lieu of fractional shares will be entitled to dissenters' rights for the "fair value" of their fractional share under Nevada law.

     The reverse split is designed to reduce the number of stockholders of record of the company to fewer than 500 so that we will be eligible to terminate the registration of our Common Stock under the federal securities laws. Accordingly, we often refer to this transaction as a "going private transaction." After the registration of our Common Stock is terminated, we will no longer be subject to the reporting and related obligations under these laws and we will cease to file certain reports with the Securities and Exchange Commission, as more fully described in the accompanying information statement. This will also result in the termination of the quotation of our Common Stock on the NASDAQ Over-the-Counter Bulletin Board.

     As more fully described in the accompanying information statement, after termination of our registration and reporting obligations under federal securities laws, our majority stockholder, Tsann Kuen Enterprise Co., Ltd., a corporation existing in the Republic of China ("TKE"), intends to initiate a transaction to cause our company to be merged with TKE or one of its affiliates. The purpose of this planned merger transaction would be to cash out the other unaffiliated stockholders who continue to own shares of our Common Stock after consummation of the reverse stock split. These stockholders would be cashed out at a price of $0.40 per share or a higher amount, if necessary, to compensate them for any significant passage of time between the acquisition of shares in the reverse stock split and the consummation of the planned merger transaction. We do not have any agreement in place with respect to this planned merger and we are not taking any action at this time to approve any such transaction with TKE or any other party.

     Under Nevada law and pursuant to our Articles of Incorporation, our board of directors may amend our Articles of Incorporation by filing a Certificate of Change with the Nevada Secretary of State to consummate both the reverse stock split and corresponding decrease in our authorized capital stock. Nevada law does not require us to obtain any vote or consent of our stockholders to consummate the reverse stock split. Accordingly, we are not seeking stockholder approval for the reverse stock split or the subsequent deregistration of our Common Stock under federal securities laws. However, under Nevada law, stockholders are entitled to certain dissenters' rights of appraisal in connection with the reverse stock split. In addition, the provisions of the Nevada Business Combinations statute containing Nevada's anti takeover laws are not applicable to the split or the planned merger (discussed below) that TKE proposes to initiate after we are no longer a public reporting company.

     The accompanying information statement contains details on the transactions described in this notice, including important information concerning the reverse split and deregistration of our Common Stock, as well as the planned merger transaction. We strongly urge you to read the accompanying information statement very carefully.

     Although our board of directors has approved the reverse split and subsequent deregistration of our Common Stock, our board of directors reserves the right to postpone or abandon the proposed reverse stock split and deregistration at any time before they are consummated for any reason. Similarly, although we understand and have been advised that TKE proposes to move forward with a planned merger after we are no longer a reporting company, there is no commitment or agreement in place that obligates TKE to proceed or complete the planned merger. TKE may postpone or abandon its plans to complete the merger at any time before any such transaction is consummated.

By order of the board of directors of EUPA International Corporation


By:
    ---------------------------------
    Tsai Yuan-Chung
    President and Chief Executive
    Officer

                              INFORMATION STATEMENT

                         EUPA INTERNATIONAL CORPORATION
                         89 NORTH SAN GABRIEL BOULEVARD
                           PASADENA, CALIFORNIA 91107

     EUPA International Corporation, a Nevada corporation (the "COMPANY"), is furnishing this information statement to its stockholders, pursuant to and in accordance with the requirements of Section 13(e) of the Securities Exchange Act of 1934 (the "EXCHANGE ACT") and Rule 13e-3 under the Exchange Act, in connection with the Company's plan to effect a reverse stock split of its common stock, par value $0.001 per share (the "COMMON STOCK"), with a view to reducing the number of stockholders of record of the Company to fewer than 500 and subsequently terminating the registration of the Common Stock under the Exchange Act, after which the Company will no longer be subject to the public reporting obligations under federal securities laws, thereby "going private."

     As more fully described below, following termination of the Company's public disclosure obligations with the Securities and Exchange Commission, the Company's majority stockholder, Tsann Kuen Enterprise Co., Ltd., a corporation organized and existing under the laws of the Republic of China ("TKE"), plans to consummate a merger to cash out the remaining stockholders of the Company.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTION DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS DOCUMENT OR THE RELATED SCHEDULE 13E-3 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND IF GIVEN OR MADE, YOU SHOULD NOT RELY ON ANY SUCH INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY THE COMPANY. ALL STOCKHOLDERS SHOULD CAREFULLY READ THIS INFORMATION STATEMENT AND OTHER DISCLOSURE DOCUMENTS IN THEIR ENTIRETY BEFORE MAKING ANY DECISION IN RESPECT OF THE COMMON STOCK.

     The Company may not consummate the proposed reverse stock split until 20 days after the date on which it first mails this information statement to stockholders, or until [___________], 2006.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY TERM SHEET.......................................................     1

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS................     4

INTRODUCTION.............................................................     5
   The Company...........................................................     5
   The Company's Securities..............................................     5
   Interests in Securities of the Company................................     5
   Management............................................................     6

SPECIAL FACTORS..........................................................     9
   Material Terms........................................................     9
   Background............................................................     9
   Purpose of the Transaction............................................    10
   Reasons for the Transaction...........................................    10
   Alternatives..........................................................    11
   Effects...............................................................    12
   Fairness of the Transaction...........................................    13
   Stockholder Approval..................................................    16
   Material Differences in Rights of Security Holders....................    16
   Accounting Treatment..................................................    16
   Reports, Opinions, Appraisals and Negotiations........................    17
   Structure of the Transaction..........................................    24
   Reservation of Rights.................................................    25

OTHER MATTERS RELATED TO THE TRANSACTION.................................    26
   Dissenters' Rights....................................................    26
   Material Federal Income Tax Consequences..............................    28
   Source and Amount of Funds............................................    32

FINANCIAL AND OTHER INFORMATION..........................................    33

ADDITIONAL INFORMATION...................................................    34

EXHIBIT A - DISSENTERS' RIGHTS STATUTE...................................    A-1

EXHIBIT B - LETTER OF TRANSMITTAL........................................    B-1

                               SUMMARY TERM SHEET

     This summary term sheet highlights selected information from this information statement about the proposed transaction. This summary term sheet may not contain all of the information that is important to you. For a more complete description of the transaction, you should carefully read this information statement and all of its exhibits. For your convenience, we have included in this summary term sheet references to the location in this information statement where you can find a more complete discussion of each item listed below. Unless the context indicated otherwise, as used in this information statement, the words "we," "us," "our," our "company" or the "Company" refer to EUPA International Corporation.

     - SPLIT. Our Board of Directors, on the recommendation of its Special Executive Committee, has authorized effectuating a reverse stock split of our Common Stock by amending our Articles of Incorporation to reduce the authorized number of shares of Common Stock and reverse splitting the Common Stock to decrease the outstanding shares to below the new number of authorized shares (the "SPLIT"). In the Split, the Company estimates that the authorized number of shares will be reduced from 25,000,000 to approximately 2,500 shares of Common Stock. The Split will be consummated at an estimated ratio of approximately one to 9,999. Our Board of Directors will determine the final ratio immediately before consummating the Split. The effect of the Split will be to reduce the number of stockholders of record to fewer than
          500. Stockholders who own fewer shares of Common Stock than the amount of the Split ratio on the effective date of the Split will no longer be stockholders of our company (the "DISCONTINUED STOCKHOLDERS"). Stockholders holding more shares than the Split ratio on the effective date of the Split will remain stockholders of the Company after the Split (the "CONTINUING Stockholders"), but will only be entitled to receive payment for any fractional shares that would otherwise result from the Split. The shares purchased by the Company will be cancelled and retired. See "Special Factors - Structure of Transaction" for a more detailed discussion.

     - PAYMENT. Upon surrender of their stock certificates, Discontinued Stockholders will receive $0.40 in cash per share, without interest thereon, for each share held by such stockholder immediately before the stock split, as a result of the reverse split. Upon surrender of their stock certificates, Continuing Stockholders will receive $0.40 in cash per share, without interest thereon, for any shares that would otherwise become fractional shares as a result of the split. See "Special Factors" for a more detailed discussion.

     - PURPOSE OF TRANSACTION. The purpose of the Split is to reduce the number of the Company's stockholders of record to fewer than 500, so that the Company can suspend its public reporting obligations and terminate the registration of its Common Stock under the Exchange Act. This will allow the Company's majority stockholder, TKE, to acquire the remaining outstanding shares of Common Stock through a subsequent merger giving the unaffiliated Continuing Stockholders a higher value for their shares of Common Stock because the Company would not have to incur the substantial costs associated with the proxy process. The Split is also designed with a view to fully cash out stockholders owning less than 10% of the Common Stock outstanding before the Split, so that the Company can consummate the Split without the need to obtain stockholder approval under Nevada law. See "- Planned Merger" and "Special Factors --Purpose of the Transaction" for a more detailed discussion.

     - REASONS FOR TRANSACTION. The Company has not been able to grow its business as originally planned and does not believe it will be able to do so, based on changes in the economy and market that have occurred since it adopted its business model. In particular, due to changes in market conditions worldwide, the Company's majority stockholder, TKE, is expected to reduce its use of the Company's services and to restructure its business and operations, which is expected to cause the Company to curtail or discontinue its operations. Based on its size, financial resources, human capital, inability to grow its business, cost of remaining a public company, small number and percentage of shares that are held by the public, absence of sustained interest from public investors and securities research analysts, and inability to access the capital markets, the Company does not believe that the costs and burdens of maintaining its status as a public company are justified. Moreover, once the Company has gone private, the Company could negotiate the terms of a merger with TKE that could deliver to all stockholders a higher return on their investment in the Company than if the Company were to effect a merger with TKE while it is subject to the reporting and disclosure obligations of the Exchange Act. See "-- Planned Merger" below and "Special Factors - Reasons for the Transaction" for a more detailed discussion.

- PLANNED MERGER. TKE, including shares owned by its wholly-owned subsidiary, Tsann Pao Co., currently owns approximately 68% of the Common Stock. Following the Split, TKE will own an even higher percentage of the Common Stock, depending on the Split ratio. After the Company completes the deregistration of its Common Stock under the Exchange Act and is no longer subject to the reporting and proxy requirements under the Exchange Act, approximately three to six months after deregistration, the Company understands TKE may effect a merger with the Company. The Company believes that the consummation of a merger after the cessation of its filing obligations under the Exchange Act would allow unaffiliated Continuing Stockholders to receive a higher value for their shares of Common Stock than the value they would receive if the planned merger were to occur before that time, because the Company would not have to incur the substantial costs associated with the proxy process and related requirements under the federal securities laws. As a result of such a merger, either TKE or affiliates of TKE would own 100% of the outstanding shares of the Common Stock. Shares held by Continuing Stockholders would be cancelled at the effective time of such a merger and Continuing Stockholders would have the right to receive a cash payment of the fair value of those shares, equivalent to the $0.40 per share to be paid by the Company in the Split, as may be adjusted to compensate Continuing Stockholders for any significant passage of time between the cash-out of shares in the Split and the subsequent acquisition of shares in the merger. If the merger does not occur, the Company will continue its business operations, but without having to meet the reporting requirements and associated obligations of a public company under the Exchange Act. This could adversely affect the liquidity and market value of the shares of Common Stock held by Continuing Stockholders. See "- Planned Merger" for a more detailed discussion.

- SPECIAL COMMITTEE. The Board appointed the Special Committee, composed of one independent director, to consider strategic alternatives with a view to maximizing stockholder value and to make recommendations to the Board. The Board initially appointed Mr. Alexander Ngan as the sole member of the Special Committee, who retained Duff &Phelps, LLC ("D&P") as its financial advisor and Greenberg Traurig LLP as its special legal counsel, to assist in the evaluation of potential strategic alternatives and making recommendations to the Board. Mr. Ngan subsequently resigned from the Special Committee due to personal reasons and the Board appointed Mr. Victor Yang to replace Mr. Ngan as the sole member of the Special Committee. Mr. Yang subsequently retained the firm of Stubbs Alderton & Markiles, LLP ("SAM") to replace Greenberg Traurig LLP as special legal counsel to the Special Committee. See "Special Factors - Special Committee" for a more detailed discussion.

- FAIRNESS OF TRANSACTION. The Special Committee and the Board have determined that the Split and consideration to be paid to the Discontinued Stockholders are fair to all unaffiliated stockholders from a financial point of view. The Special Committee received a written opinion, dated May 11, 2006, from D&P that, as of that date and based on and subject to the assumptions and limitations contained in the opinion, both the Split and consideration of $0.40 per share to be paid to the Discontinued Stockholders are fair from a financial point of view to all unaffiliated stockholders of the Company (the "FAIRNESS OPINION"). See "Special Factors
     - Fairness of the Transaction" for a more detailed discussion.

- SOURCE OF FUNDS. The total amount of funds necessary to make cash payments to stockholders in connection with the Split and for related expenses is estimated to be approximately $975,000. The Company intends to use its available cash and liquid assets and the proceeds of a secured loan from ChinaTrust Bank (U.S.A.) to make cash payments to the Discontinued Stockholders and to pay related fees and expenses. See "Source of Funds" for a more detailed discussion.

- EFFECTS OF THE SPLIT. The Company will continue its business operations following the Split, but without having to meet the reporting requirements and associated obligations of a public company under the Exchange Act. See "Special Factors - Effects of the Split" for a more detailed discussion.

- TIMING OF TRANSACTION. The Company intends to effect the Split as soon as practicable after all filing requirements have been satisfied. In general, the Company may not consummate the Split until 20 days after the date on which it first mails this information statement to its stockholders, or until June [__], 2006. The effective date of the Split will be the date the Company files a Certificate of Change to its Articles of Incorporation with the Nevada Secretary of State (the "EFFECTIVE DATE").

- CERTIFICATES. Stockholders should not send stock certificates to the Company at this time. After the Split is effected, stockholders will be notified about forwarding certificates and receiving payment, and, if applicable, replacement certificates.

- DISSENTERS' RIGHTS. Upon effectiveness of the Split, any stockholder who believes that the $0.40 per share price is unfairly low will have the right to object and have a court in Nevada determine the value of such stockholder's shares, and to be paid the appraised value determined by the court, which could be more or less than $0.40 per share. A dissenters' rights notice will be mailed to stockholders promptly after the Effective Date of the Split. See "Special Factors - Stockholder Approval" and "Other Issues Related to the Transaction - Dissenters' Rights" for a more detailed discussion.

- TAX CONSEQUENCES. The Company's stockholders who receive cash in the Split will be subject to U.S. federal income taxes as a consequence of the Split. The specific U.S. federal income tax consequences to a stockholder will depend on the specific circumstances of each stockholder, as discussed more fully below. See "Other Issues Related to the Transaction - Material Federal Income Tax Consequences." You are urged to consult with your own tax advisor regarding the tax consequences of the Split in light of your own particular circumstances.

- RESERVATION. The Board of Directors retains the right to abandon, postpone or modify the Split if it determines that the Split is not in the best interest of the Company and its stockholders.

     CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

     This document contains certain statements that are "forward-looking statements." Those statements may include statements regarding the intent, belief or current expectations of the Company or its officers with respect to
(i) the Company's strategic plans and ability to complete the Split and subsequent deregistration of the Common Stock, (ii) the ability or willingness of our majority stockholder to proceed and complete a merger transaction following deregistration of the Company's stock under the federal securities laws, (iii) the expenses associated with the Split, the subsequent deregistration and any merger transaction, (iv) the number of stockholders following the Split and (v) the Company's financial condition, operating results and capital resources following the Split and before consummation of any subsequent merger transaction. These forward-looking statements are based on a number of assumptions and currently available information, and are subject to a variety of risks and uncertainties. Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. There can be no assurance that the forward-looking statements contained in this document will prove to be accurate. The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company's objectives will be achieved. The "safe-harbor" provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act, however, do not apply to going-private transactions.

                                  INTRODUCTION

THE COMPANY

     EUPA International Corporation's principal executive offices are located at 89 North San Gabriel Boulevard, Pasadena, California 91107, and its telephone number is (626) 793-2688.

THE COMPANY'S SECURITIES

     The Company has 25,000,000 shares of Common Stock authorized and, as of April 1, 2006, there were 20,900,024 shares of Common Stock of the Company issued and outstanding, of which 6,700,024 are held of record by persons other than TKE and Tsann Pao. There are approximately 102 record owners who hold more than 9,999 shares of Common Stock. The Company has one option outstanding, originally granted for 1,000,000 shares of Common Stock, with an exercise price of $0.01 per share and a five year exercise period. The option is fully vested and is held by Tsann Pao, TKE's wholly-owned subsidiary. On February 12, 2002, Tsann Pao exercised its right to purchase 200,000 shares of Common Stock and has indicated that it will not exercise its option to purchase the remaining 800,000 shares in connection with the Split or the planned merger.

     The Common Stock is traded on the NASD Over-The-Counter Bulletin Board ("OTCBB") under the symbol "EUPA.OB." OTCBB market quotations reflect inter-dealer prices without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions. The high and low closing sales prices for the Common Stock on the OTCBB for the last two years are as follows:

                   2006             2005             2004
              -------------   ---------------   --------------
               HIGH    LOW     HIGH      LOW     HIGH     LOW
              -----   -----   ------   ------   -----   ------
1st Quarter   $0.07   $0.04   $0.085   $0.075   $0.40   $0.065
2nd Quarter     n/a     n/a   $ 0.08   $0.075   $0.22   $ 0.12
3rd Quarter     n/a     n/a   $ 0.07   $ 0.07   $0.12   $0.095
4th Quarter     n/a     n/a   $ 0.11   $ 0.04   $0.10   $0.075

     The last reported sales price for our Common Stock on the OTCBB was on March 8, 2006 for $0.04 per share. OTCBB market quotations reflect inter-dealer prices without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

     No dividends have been paid by the Company during the past two years. The Company does not anticipate declaring any dividends on the Common Stock in the foreseeable future. There are no restrictions on the Company's current or future ability to pay dividends.

     The Company has not offered or sold its securities in any public offering, and the Company has not purchased any of its Common Stock during the past two years.

INTERESTS IN SECURITIES OF THE COMPANY

     The following table sets forth the number of shares of Common Stock beneficially owned as of March 31, 2006 by each person named below under "Introduction--Management," including (i) those persons or groups known to us to beneficially own more than 5% of our Common Stock, (ii) each director, (iii) each executive officer, and (iv) all directors and executive officers as a group. The information was compiled in accordance with Rule 13d-3 of the Exchange Act based on information furnished by persons listed or contained in filings made by them with the Securities and Exchange Commission (the "SEC") or by information provided by such persons directly to the Company. Except as indicated below, the stockholders listed possess sole voting and investment power with respect to their shares and the address of each person is c/o Tsann Kuen Group, No. 331, Sec. 1, Tiding Blvd., Neihu District, Taipei, Taiwan:

                                           BENEFICIAL
                                           OWNERSHIP             CURRENT
NAME AND ADDRESS                        OF COMMON STOCK   PERCENT OF CLASS (1)
----------------                        ---------------   --------------------
Tsai Yuan-Chung                                     0                0%
Tsann Kuen Enterprise Co.,  Ltd. (2)       15,000,000             69.1%
Hsing Chuang                                        0                0%
Victor Yang                                         0                0%
Te-Jung Chien                                       0                0%
Ko-Ta Chang                                         0                0%
Kung-Chieh Huang                                    0                0%
All Directors and Executive Officers
   as a Group (7 persons)                           0                0%

----------
(1) Based on 20,900,024 shares of Common Stock actually outstanding as of March 15, 2006.

(2) Includes 14,000,000 shares owned of record by TKE, 200,000 shares owned of record by its subsidiary Tsann Pao Co., and 800,000 shares that may be purchased pursuant to immediately exercisable options held by Tsann Pao Co.

MANAGEMENT

     Directors and Officers

     The following table and text sets forth the names and ages of all our directors and executive officers and our key management personnel as of March 15, 2006. All of our directors serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Executive officers serve at the discretion of the Board of Directors, and are elected or appointed to serve until the next Board of Directors meeting following the annual meeting of stockholders. Also provided is a brief description of the business experience of each director and executive officer and the key management personnel during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws. None of the Company's directors or officers has any agreement with the Company regarding terms of employment or compensation.

                                                                                       DIRECTOR
NAME OF INDIVIDUAL   AGE            POSITION WITH COMPANY AND  SUBSIDIARIES              SINCE
------------------   ---            ---------------------------------------            --------
Tsai Yuan-Chung       51   Director, President  and Chief Executive  Officer             2005
Hsing Chuang          51   Director and  General Manager                                 2001
Kung-Chieh Huang      41   Director and Chief  Financial Officer                         2004
Victor Yang           60   Director                                                      2006
Te-Jung Chien         42   Director                                                      2001
Ko-Ta Chang           46   Secretary, Vice  President and Chief  Operational Officer     2002

----------
     TSAI YUAN-CHUNG has been President, Chief Executive Officer and a director of EUPA since March 11, 2005. Before his appointment as EUPA's President and Chief Executive Officer, from 1983 through March 2005, Mr. Tsai served as the sale manager of TKE.

     HSING CHUANG has been General Manager and a director of EUPA since October 2001. Mr. Chuang has also served as a director of TKE and, its subsidiary, Tsann Kuen (China) Enterprise Co., Ltd. ("TKC"), since 2003. From 1998 to 2002, Mr. Chuang served as General Manager of TKE. From 1995 to 1998, Mr. Chuang served as Vice President of TKE.

     KUNG-CHIEH HUANG has been Chief Financial Officer and a director of EUPA since February 2004. From 2002 to the present, Mr. Huang has served as Senior Manager and Vice President of the Accounting Department of TKE. From 1999 to 2002, Mr. Huang served as Manager of the Accounting

Department for TKC.

     VICTOR YANG has been a director of EUPA since January 2006. Victor Yang was a founding Partner of the Canadian based law firm of Boughton Peterson Yang Anderson and, since 1999, has served as the Managing Partner of Boughton Peterson Yang Anderson, Solicitors, Hong Kong SAR. Mr. Yang is a solicitor of the Supreme Court of Hong Kong SAR, a Barrister and Solicitor in British Columbia, Canada and a Solicitor of England & Wales. Mr. Yang has served on various boards of publicly listed companies in Canada, Hong Kong, U.S.A. and Singapore. He is presently a governor of the Canadian Chamber of Commerce, a member of the Major Sports Events Committee of the Home Affairs Bureau, Hong Kong SAR and a director of the Hong Kong Foundation for UBC Limited and was a board member of the Canadian International School in Hong Kong.

     TE-JUNG CHIEN has been a director of EUPA since October 2001. From 1998 to the present, Mr. Chien has served as Vice-President of Tsann Kuen (Japan) Enterprises Co. Ltd. From January 1995 to January 1998, Mr. Chien served as Vice President of Logistics for TKE.

     KO-TA CHANG has been the Secretary of EUPA since January 2002. From September 2001 to the present, Mr. Chang has served as Vice President of TKE. From June 2001 to August 2001, Mr. Chang served as Sales Director of TKE. From January 1996 to May 2001, Mr. Chang served as Sales Manager of TKE.

     The address of each officer and director of the Company is 89 North San Gabriel Boulevard, Pasadena, California 91107. Each of the above-named individuals is a citizen of the Republic of China, except for Victor Yang, who is a citizen of Canada. Additional information concerning the Company's directors and officers is incorporated in this information statement by reference to "Item 9 - Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act" of the Company's Form 10-KSB for the 2005 fiscal year, which was previously filed with the SEC on March 31, 2006.

     Control Person

     The person controlling the corporation is TKE, which owns approximately 68% of the Common Stock. TKE is a designer, manufacturer and marketer of small home and kitchen appliances, motor-driven products, vacuum cleaners and other consumer electronic products for brand name distributors worldwide. TKE is a corporation organized and existing in the Republic of China. TKE's principal executive office is located at No. 331, Sec. 1, Tiding Boulevard, Neihu District, Taipei, Taiwan.

     The executive officers of TKE are Tsan-Kun Wu (Chairman) and Kung-Chieh Huang (Chief Financial Officer). The directors of TKE are Tsan-Kun Wu, Shu-Hui Tsai, Hsing Chuang, Ted Chen, Jerry Wu and Kuan-Shih Yeh.

     Tsan-Kun Wu was convicted, on December 31, 2004, of manipulating the stock price of Sunfar Computer Co., Ltd. None of the other entities or persons listed in the preceding paragraph has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors) or was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibition activities subject to, federal or state securities laws.

     Set forth below is a brief description of the business experience of each director and executive officer of TKE during the past five years, except for Messrs. Kung-Chieh Huang and Hsing Chuang, whose business experience is described above. The address of each officer and director of TKE is No. 331, Sec. 1, Tiding Blvd., Neihu District, Taipei, Taiwan.

     TSAN-KUN WU has served as Chairman of TKE from 1978 to the present.

     SHU-HUI TSAI has served as a director of TKE from 1978 to the present.

     TED CHEN has served as a director of TKE since 2005 in representing the interests of Tsann Kuen Investment Co. From 2004 to April 2005, Mr. Chen was a Chief Financial Officer of TKE. From 1989 to 2004, Mr. Chen served at Test-Rite Group as a Chief Financial Officer.

     JERRY WU served as a director of TKE from 2004 to the present in representing the interests of Way Chen Investment Co. Mr. Wu has served as an investment manager at Way Chen since 2000.

     KUAN-SHIH YEH has served as a director of TKE from 2003 to the present. Dr. Yeh has taught as a professor of business in the Management College at National Sun Yat-Sen University since 1997. Dr. Yeh received his doctorate from Carnegie Mellon University, U.S.A in 1990.

                                 SPECIAL FACTORS

MATERIAL TERMS

     The Special Committee and the Board have authorized a reduction in the authorized number of shares of Common Stock and the Split in order to reduce the number of stockholders of record to fewer than 500. Discontinued Stockholders, i.e. those owning fewer than the number of shares of Common Stock in the amount of the Split ratio on the Effective Date, will no longer be stockholders of the Company. Continuing Stockholders, those owning more than the number of shares of Common Stock in the amount of the Split ratio on the Effective Date, will remain stockholders of the Company after the Split, but will only be entitled to receive payment for any fractional shares that would otherwise result from the Split. The Split is expected to occur following the close of trading on the Effective Date.

     The Company will make a cash payment of $0.40 for each share of Common Stock outstanding immediately before the Split in lieu of issuing fractional shares that would otherwise result from the Split. All such fractional shares acquired in the Split will be cancelled and retired. Discontinued Stockholders will have the right to receive $0.40 in cash per share of Common Stock, without interest, for fractional shares resulting from the Split. Continuing Stockholders will have the right to receive the same cash consideration for any shares of their Common Stock that would otherwise become fractional shares as a result of the Split.

BACKGROUND

     On July 26, 2005, Mr. Alexander Ngan was appointed as the sole member of the Special Committee. On August 15, 2005, TKE contacted the Company with a proposal to enter into discussions regarding a potential merger or other transaction pursuant to which TKE would acquire all of the Common Stock not currently owned by TKE. On August 25, 2005 the Board authorized the Special Committee to negotiate with TKE in connection with the proposal, evaluate potential transactions resulting from such negotiations, investigate other strategic alternatives to maximize stockholder value and as the Special Committee deems appropriate and in the best interests of the Company and its stockholders, negotiate the terms and conditions of any transaction it determines to be in the best interests of the Company and its stockholders and make recommendations to the Board of Directors based on such evaluation, investigation and negotiation. On August 25, 2005, the Special Committee engaged the firm of Greenberg Traurig LLP as its legal advisor. The Special Committee considered potential candidates to act as its financial advisor, including the firms of Houlihan Lokey Howard & Zukin and D&P. After interviewing D&P, the Special Committee selected D&P and negotiated the scope and cost of its engagement. The Special Committee then entered into an agreement with D&P, dated August 30, 2005, to prepare a valuation analysis of the Company, to assist in the evaluation of potential transactions available to the Company and to give a fairness opinion in connection with such analysis and evaluation.

     After consultation with its legal and financial advisors, and after consideration of the valuation report prepared by D&P, among other factors, on November 23, 2005, the Special Committee invited TKE to submit an offer to acquire all or a portion of the Common Stock in a transaction in which the unaffiliated stockholders of the Company would receive $0.40 in cash per share of Common Stock.

     On January 26, 2006, Mr. Alexander Ngan resigned from the Special Committee due to personal reasons. The Board subsequently appointed Mr. Victor Yang on January 30, 2006, to replace Mr. Ngan as the sole member of the Special Committee. Mr. Yang subsequently retained the firm of Stubbs Alderton & Markiles, LLP to replace Greenberg Traurig LLP as legal counsel to the Special Committee.

     TKE and the Special Committee determined that consummating the Split would be a more cost-effective alternative than proceeding with a merger because the Company could accomplish the Split without stockholder approval and subsequently terminate its reporting obligations, without having to incur the costs associated with the proxy process. Following subsequent discussions with the Special Committee,

TKE indicated its intention to complete a merger after completion of the Split and subsequent deregistration of the Company's Common Stock under the Exchange Act. After the Company is no longer subject to the reporting obligations under the federal securities laws, TKE will be able to acquire the remaining outstanding shares of Common Stock through a merger, without having to comply with costly reporting and related requirements. The cost savings resulting from this approach would allow the Continuing Stockholders to receive a higher value for their shares.

     The Company has an understanding with TKE that neither TKE nor Tsann Pao will file an appraisal petition under the Nevada Revised Statutes on behalf of TKE.

PURPOSE OF THE TRANSACTION

     The purpose of the Split is to reduce the number of stockholders of record of the Common Stock to fewer than 500. This will:

          - allow termination of the registration of the Common Stock under the Exchange Act resulting in the suspension of its duties to file annual and quarterly reports, proxy statements and other filings with the SEC and to comply with the Sarbanes-Oxley Act of 2002; and

          - give unaffiliated stockholders a fair price for any shares that will not be converted into whole post-Split shares.

     The Split is designed to cash out stockholders owning less than 10% of the Common Stock outstanding before the Split, so that the Company can consummate the Split without the need to obtain stockholder approval under Nevada law.

     As soon as practicable after the Effective Date of the Split, the Company intends to terminate the registration of its Common Stock under the Exchange Act and to cease to have its Common Stock quoted on the OTCBB.

     After termination of the Company's reporting and related obligations under the Exchange Act, TKE would be able to acquire the remaining outstanding shares of Common Stock through a subsequent merger, giving the unaffiliated Continuing Stockholders a higher value for their shares of Common Stock than if such a merger were consummated before the time of such termination, because the Company would not have to incur the substantial costs associated with the reporting and disclosure obligations under the federal securities laws.

REASONS FOR THE TRANSACTION

     The Company has not been able to grow its business as originally planned and does not believe it will be able to do so, based on changes in the economy and market that have occurred since it adopted its business model. In particular, due to changes in market conditions worldwide, much of the business of TKE that was initially expected to be conducted in the United States through the Company has been conducted, and is expected to continue to be conducted, outside the United States.

     In addition, the Company's disclosure and reporting obligations as a public company are complex and costly and the cost and time demands will likely increase significantly as the Company implements the pending internal control evaluation and audit requirements of the Sarbanes-Oxley Act of 2002 and Section 404 under this act. Terminating the registration of the Company's Common Stock under the Exchange Act will save considerable costs associated with remaining a publicly-traded company and will reduce the burdens on management associated with compliance with the public reporting and other requirements of the Exchange Act and Sarbanes-Oxley.

     Despite being public, the Company is not able to access the capital markets. The Company has little to no trading volume and the price of Common Stock has remained around the range of $0.04 to $0.07 per share. This low trading volume and modest market capitalization have limited the Company's ability to use its Common Stock as a source of funding. The Company has not raised any capital through the sales of Common Stock in a public offering and has no plans to do so in the foreseeable future.

     Based on its size, financial resources, human capital, inability to grow its business, cost of remaining a public company, small number and percentage of shares that are held by the public, absence of sustained interest from public investors and securities research analysts, and inability to access the capital markets, the Company does not believe that the costs and burdens of maintaining its status as a public company are justified. Moreover, as long as the Company is a public company, the Company's ability to enter into a transaction that could maximize total stockholder value and provide liquidity to its unaffiliated investors is severely limited. Once the Company has gone private, the Company could negotiate the terms of a merger with TKE that could deliver to all stockholders a higher price for their shares than if the Company were to effect a merger with TKE while it is subject to the reporting and disclosure obligations of the Exchange Act.

     The Company is consummating the Split to cash out the Discontinued Stockholders and terminate its reporting and related obligations under the federal securities laws. TKE has expressed its intention to carry out a merger under Nevada law, after the Company is no longer subject to the reporting and proxy requirements of the Exchange Act, pursuant to which all shares held by unaffiliated Continuing Stockholders would be cancelled in exchange for cash payments to the Continuing Stockholders. TKE could also solicit Continuing Stockholders to sell their shares to TKE in open-market transactions in order to increase its percentage ownership of the Company. Since TKE owns a majority of the Common Stock, any required stockholder approval for the merger would be assured, unless Nevada's anti-takeover statutes are implicated, in which case TKE may be required to obtain the approval of the unaffiliated Continuing Stockholders. TKE would be able to effect the merger with the Company under Nevada law, without having to comply with the proxy rules of the Exchange Act, which would allow the unaffiliated Continuing Stockholders to receive a higher value for their shares of Common Stock because the Company would not have to incur the substantial costs associated with the proxy process.

     As a result of the planned merger, TKE or the stockholders of TKE would own 100% of the outstanding shares of the Common Stock. Shares held by Continuing Stockholders would be cancelled at the effective time of such a merger and Continuing Stockholders would have the right to receive a cash payment of the fair market value of those shares equivalent to the $0.40 per share to be paid by the Company in the Split, as such price may be adjusted to compensate Continuing Stockholders for any significant passage of time between the acquisition of shares in the Split and the acquisition of shares subsequently-acquired by TKE.

ALTERNATIVES

     The Special Committee considered carrying out a long-form merger with TKE under the proxy rules of the Exchange Act and determined that it would be unnecessarily time-consuming and costly without providing any material advantages to the unaffiliated stockholders. The Company would have to comply with the proxy rules of the Exchange Act, incurring the substantial costs associated with the proxy process, and thereby substantially lowering the value unaffiliated stockholders would receive for their shares of Common Stock. The Special Committee also considered an issuer tender offer following the Split for the purpose of acquiring sufficient shares of Common Stock so that TKE would own at least 90% of the outstanding shares of Common Stock, thereby enabling TKE to consummate a short-form merger with the Company. Such a merger would only require approval by the Board. This alternative was rejected on the grounds that it could not assure the tender of sufficient shares to accomplish the goal of attaining 90% ownership of the outstanding shares of Common Stock. The Special Committee identified the Split as the most viable vehicle for maximizing value to its unaffiliated stockholders. There are no alternative means that would provide the Company adequate assurance of reducing the number of record holders of the

Common Stock below the necessary threshold of 500 and allow the Company to cease to be a public company.

EFFECTS

     The primary effect of the Split will be the ability to take the Company private. The Company intends to terminate the registration of its shares and cause its Common Stock to cease to be quoted on the OTCBB. The Company will continue its business operations after the Split, but will not have to meet the reporting requirements and associated obligations of a public company under the Exchange Act. The Company will also not have to incur the substantial costs associated with being a public reporting company. The Company will be able to effect a merger with TKE without the costly and time consuming public disclosure obligations of a public company.

     TKE will continue to have a controlling ownership interest in the Company and continue to be the primary beneficiary of any future increases in value and bear the primary risk of any future losses in value. Its percentage ownership in the Company will increase as a result of the Split.

     Upon the effectiveness of the Split, Discontinued Stockholders will:

          - receive a premium of approximately nine times the current trading price of the Common Stock;

          - have no further ownership interest in the Company and thus will not have the opportunity to participate in any potential appreciation in the value of the shares of Common Stock;

          -    not be at risk for future losses in value of the Company; and

          - not participate in any increase in the price of the Common Stock that the Continuing Stockholders may receive upon completion of the merger that TKE proposes to initiate after the Company is no longer a reporting company.

     Upon the effectiveness of the Split, Continuing Stockholders will:

          - continue to be stockholders of the Company and, consequently, will be able to participate in any future growth and will be at risk for any future losses.

          - likely have the already limited market for shares of its Common Stock reduced or eliminated altogether. Continuing Stockholders may no longer have the option of selling their shares of Common Stock in a public market. While shares may be traded in the over-the-counter market and quoted in the "pink sheets" for some period of time, any such market for the Common Stock may be highly illiquid after the suspension of the Company's periodic reporting obligations.

          - lose access to certain publicly available information. Upon filing for termination of the registration of its Common Stock under the Exchange Act, the Company's duty to file periodic reports with the SEC would be suspended. Upon the suspension of its duty to file reports with the SEC, investors seeking information about the Company may have to contact the Company directly to receive such information. The Company cannot assure that it will be in a position to provide the requested information to an investor.

          - likely experience a decrease in the value of their shares of Common Stock, which decrease may be significant, because of the limited liquidity for the shares of Common Stock following the Split and the diminished opportunity for stockholders to monitor actions of Company's management due to the lack of public information.

     Assuming a merger with TKE occurs, the Continuing Stockholders will be merged out of the Company at that time in a cash-out merger where the consideration for their shares in the transaction will not be less than $0.40 per share.

FAIRNESS OF THE TRANSACTION

     General

     The Special Committee reviewed the purpose, structure, effects, advantages and disadvantages of the Split and determined that the Split is in the best interests of the Company and is substantively and procedurally fair to unaffiliated holders of the Common Stock. The Special Committee made its determination based on several factors and considerations, including the Fairness Opinion prepared by D&P. A more thorough discussion of these factors and methods is included under "--Reports, Opinions, Appraisals and Negotiations."

     Background

     Over the last couple of years, the Company's directors and officers have had informal discussions about whether the Company was achieving the benefits of being a public reporting company when weighed against the costs of complying with the public company reporting obligations under the Exchange Act. The Company's directors and officers have also had informal discussions about other business considerations, such as strategic corporate transactions. The Company's directors and officers have considered a number of strategic alternatives for the Company, with the objective of ultimately causing the Company to go private. Finally, after being invited to enter into discussions with TKE regarding a merger in which TKE would acquire all of the outstanding shares of Common Stock of the Company not currently owned by TKE, by letter dated August 15, 2005, the Board decided to take action by forming a Special Committee to consider all the alternatives available to the Company.

     The Special Committee was appointed by the Board on August 25, 2005, and was given the authority to evaluate strategic alternatives with a view to maximizing stockholder value and to make a recommendation to the Board based on its determination. The Special Committee hired special counsel to assist it in its evaluation and determination and a financial advisor to value the business and assist it in its evaluation and determination.

     The Special Committee and its special counsel reviewed and discussed with representatives of D&P the results of D&P's business valuation analysis, various alternative transactions available to the Company including a long-form merger while a public company, a reverse stock split followed by an issuer tender offer and a reverse stock split followed by a merger with TKE. The Special Committee also discussed with its special counsel and D&P the possible use of an issuer tender offer, but noted that because of the large number of stockholders, it could not ensure that sufficient shares would be tendered so that the Company would be eligible to terminate its public reporting obligations.

     After various consultations with its advisors, the Special Committee determined that the Split was the best means to achieve the goal of maximizing stockholder value in a manner that was fair to unaffiliated stockholders. The Special Committee discussed with D&P the fairness of the Split and the consideration to be paid to the Company's stockholders, in both the Split and any subsequent merger. Because the Special Committee believed that the prospects for future growth and further enhancement of stockholder value are questionable, the Special Committee determined that it was in the best interests of the Company and all of its stockholders for the Company not to continue as a public reporting company under the Exchange Act. The Special Committee concluded that the Split was the most viable means to maximize stockholder value for all stockholders because under any other alternative, the Company would have to comply with the proxy rules of the Exchange Act, incurring the substantial costs associated with the proxy process, and thereby substantially lowering the value unaffiliated stockholders would receive for their shares of Common Stock.

     While the Company can make no assurance that a merger with TKE will occur, the Special Committee and the Board believe that, in any event, the Split is in the best interest of, and fair to, unaffiliated stockholders. The Company would continue to conduct its business with a view to maximizing its potential, and would take such actions as its deems necessary under the circumstances and market conditions then existing, all without the costs and burdens of being a public company. Assuming the merger is consummated, Continuing Stockholders will receive at least the same consideration as is provided in the Split. TKE has expressed its intention to consummate a merger as soon as practicable after the Company ceases to be subject to the rules and regulations under the Exchange Act. Any merger will be subject to standard conditions, including (among others) that no litigation has been commenced against the Company or TKE to enjoin the planned merger and that no governmental action has been initiated to stop the merger.

     Factors considered in determining fairness

     The Special Committee did not assign a specific weight to each of the factors it considered in a formulaic fashion, but rather viewed each factor in light of the overall facts, circumstances and the cost- benefit analysis that led to the initial determination of the Split. In its deliberations concerning the fairness of the Split, the Special Committee, with the assistance of special counsel and D&P, considered the historical trading prices for the Common Stock (ranging from a low of $0.04 to a high of $0.11 in calendar year 2005), the current trading price of the Common Stock ($0.04), the sporadic trading volume in the stock (average daily trading volume of only 1,238 shares with numerous days showing no trading at all), as well as the general lack of liquidity of the stock. The current and historical trading prices of the Common Stock relate to the fairness of the Split to unaffiliated stockholders because they provide some insight into how the market has historically valued the Company's shares of Common Stock. Since unaffiliated stockholders who are Discontinued Stockholders will no longer be able to directly participate in the financial success of the Company, the cash consideration paid to these stockholders as a result of the Split represents the final opportunity to obtain value for their investment. Although not a perfect measure, the trends over time in the market price of the Common Stock reflect changing perceptions about the Company's intrinsic value. The cash consideration of $0.40 is fair because it offers a substantial premium over the prevailing trading price levels of the Common Stock over the past two years. The cash consideration of $0.40 represented a premium over the $0.04 market price at the time of the Board's decision of approximately ten times.

     The Special Committee did not have the benefit of any firm offers made for the Company during the past two years to consider as part of its deliberations. In addition, the Special Committee did not consider, nor was there any effort made to calculate, net book value per share, because the fair market value of the company's assets is far above the net book value and therefore is not a meaningful indicator of value.

     A discussion of other factors considered by the Special Committee and the Board in making the fairness determination follows.

     Procedural Fairness

     The Special Committee and the Board believe that the Split is procedurally fair because:

          - the Special Committee consisted of one independent director who approved the Split;

          - the Split is being effected in accordance with the applicable requirements of Nevada law;

          - the Special Committee retained the services of D&P to serve as financial advisor to evaluate stockholder value and to render an opinion as to the fairness of the transaction to the unaffiliated stockholders from a financial point of view;

          - affiliated and unaffiliated stockholders are treated equally under the Split proposal; and

          - Discontinued Stockholders will likely have their shares of Common Stock purchased by TKE after the Split in a cash-out merger.

     The determination of the Special Committee was then reviewed by the Board which, based on the same factors considered by the Special Committee (i.e., current market prices for the Common Stock, historical market prices for the Common Stock, as well as the general lack of liquidity for the Common Stock) and the additional considerations described below, determined that the Split was in the best interests of the Company and was fair to the Company's unaffiliated stockholders, including both the Discontinued Stockholders and the Continuing Stockholders. Although the Board relied significantly on the review and deliberations of the Special Committee, the Board also reviewed each of the factors considered by the Special Committee in making its determination.

     In assessing procedural fairness, the Board considered the equal treatment of affiliated and unaffiliated stockholders. The Board noted that stockholders would receive the same cash consideration in the Split, regardless of their affiliation with the Company. Although the Board considered the fact that stockholders would receive differing treatment based upon the size of their holdings, the Board did not feel that this aspect of the transaction impacted procedural fairness because of TKE's expressed intention to acquire all of the outstanding shares of Common Stock.

     Substantive Fairness

     D&P performed a thorough due diligence review of the Company, its financial results and projections, and its underlying assets, including conversations with members of the Company's senior management. D&P also undertook an analysis of the valuation multiples of other publicly traded business service companies in comparison to similar data for the Company as well as an analysis of the potential liquidation value of the Company. Based upon its overall review and analysis, D&P determined that $0.39 to $0.40 per share represented a fair range of values for the Common Stock. The Special Committee adopted this determination and the corresponding analysis in setting the consideration at $0.40 per share for the Split. The Special Committee agreed on the consideration per share of $0.40 because it was at the high end of the range of fairness presented by D&P. Following its review of the Special Committee's determination and aided by the recommendation of the Special Committee and the analysis of D&P, both of which it adopted, the Board concluded that $0.40 was fair to the affiliated and unaffiliated stockholders of the Company.

     In addition to receiving fair consideration for their shares, the Special Committee also considered the fact that Discontinued Stockholders and Continuing Stockholders receiving cash would get the benefit of selling their shares without paying brokerage fees or commissions. The Special Committee noted that this feature of the transaction weighed in favor of the overall substantive fairness of the Split because it allowed stockholders receiving cash to realize more value for their shares than a sale in the open market would afford them.

     The Special Committee also considered the substantive fairness of the transaction to unaffiliated stockholders who would be Continuing Stockholders following the Split. The Special Committee and the Board found that the Split was substantively fair to these Continuing Stockholders as well. For the Continuing Stockholders, the Special Committee also considered the fact that the stockholders could get the value that would otherwise be spent on the cost of the proxy process. The Board reached this conclusion based on its expectations that the Continuing Stockholders would either retain the ability to participate in the future profitability of the Company or have their shares of Common Stock acquired by TKE for at least the same cash consideration as the Discontinued Stockholders. Since a principal purpose of the Split proposal was to eliminate its public company reporting obligations and thereby improve operational efficiency, the Special Committee and the Board reasoned that, in the event a merger with TKE does not occur, the Continuing Stockholders could benefit from the long term cost savings resulting from the Split.

     In light of the Fairness Opinion delivered by D&P, the recommendation of the Special Committee and thorough consideration of the advantages and disadvantages of the Split, the Board believes that the Split is fair to all unaffiliated stockholders and that it is the most cost-effective way to accomplish the purposes described in this information statement. Alternative transaction structures, such as a long-form merger or a tender offer followed by a short-form merger, were not selected because they are unnecessarily time consuming and costly, without providing any material advantages to the unaffiliated stockholders.

     Unaffiliated representative

     The Special Committee did not obtain an unaffiliated stockholder representative to act on behalf of the unaffiliated stockholders and the approval of a majority of the unaffiliated holders of Common Stock is not required to authorize the Split, nor is it required to authorize a subsequent merger with TKE.

STOCKHOLDER APPROVAL

     The Split has been approved by the Special Committee and the Board. No vote of the Company's stockholders is required to effectuate the Split. Pursuant to
Section 78.207 of the Nevada General Corporation Law (Nevada Revised Statutes), a corporation that wants to increase or decrease the number of authorized shares of stock, and correspondingly increase or decrease the number of issued and outstanding shares of stock held by each stockholder, may do so by resolution of the board of directors without stockholder approval so long as (i) stockholders who would be fully cashed out in the transaction and would otherwise be entitled to receive only fractional shares, collectively hold less than 10% of the shares outstanding immediately before the transaction, and (ii) the increase or decrease in any class or series of stock does not adversely affect any preference or other right of any other class or series of stock. The Company is unaware of any judicial decisions or other interpretations of Section 78.207, and, as such, has not considered any judicial decisions or other interpretations of the statute.

     The Company anticipates that the Discontinued Stockholders, who will no longer be stockholders of the Company after the Split, will collectively own less than 10% of the Common Stock outstanding before the Split. Further, the Common Stock is the only class of stock of the Company that is outstanding. Therefore, Section 78.207 of the Nevada Revised Statutes authorizes the Company to consummate the Split without submitting the issue to a vote of the stockholders.

     Following the Split and the termination of the registration of the Company's Common Stock under the Exchange Act, TKE plans to effectuate a merger pursuant to Nevada law with the vote or action by the Company's stockholders and Board of Directors, but without having to comply with the requirements of the Exchange Act. TKE will continue to hold a majority of the issued and outstanding Common Stock of the Company and will be able to consummate the planned merger without the need for the affirmative vote of any other stockholders of the Company.

MATERIAL DIFFERENCES IN RIGHTS OF SECURITY HOLDERS

     Stockholders may be treated differently depending on the number of shares of Common Stock held by them. Discontinued Stockholders will no longer be stockholders of the Company. Continuing Stockholders may have their percentage interest reduced to the extent of any fractional shares resulting from the Split. However, this may be offset by the decrease in the number of shares outstanding and result in a net increase in the percentage interest of the Continuing Stockholders.

ACCOUNTING TREATMENT

     The Company anticipates that it will account for the purchase of the outstanding Common Stock in the transaction from stockholders as retired stock. Accordingly, under U.S. generally accepted accounting principles, any excess of the purchase price over the par, or stated, value of the stock will be allocated between additional paid-in capital and retained earnings as follows:

     - to additional paid-in capital, limited to the sum of all additional paid-in capital arising from previous sales and retirements; and

     -    the remainder, if any, to retained earnings.

REPORTS, OPINIONS, APPRAISALS AND NEGOTIATIONS

     The Special Committee considered the firms of Houlihan Lokey Howard & Zukin and D&P as potential candidates to act as its financial advisor. After interviewing D&P, the Special Committee selected D&P and negotiated the scope and cost of its engagement. The Special Committee then entered into an agreement with D&P to prepare a valuation analysis of the Company, to assist in the evaluation of potential transactions available to the Company and to give a fairness opinion in connection with such analysis and evaluation.

     The Special Committee received a business valuation analysis report dated November 11, 2005, and update to the business valuation analysis dated May 11, 2006, in addition to the Fairness Opinion dated May 11, 2006, from D&P related to the fair value of the Company's shares of Common Stock, the fairness of the Split and the consideration to be paid to unaffiliated stockholders. D&P considered a number of factors in its analysis and used several methodologies in reaching its conclusion.

     Preparer and summary of the report, opinion or appraisal

     By letter agreement dated August 30, 2005, and fully executed by the Company on September 22, 2005, D&P was retained to act as financial advisor to the Special Committee. At the time D&P was retained by the Special Committee, TKE had made a proposal to acquire all of the Company's common stock that TKE did not already own, and the Special Committee had been formed and instructed to evaluate and negotiate TKE's proposal, and also to investigate other strategic alternatives that may have been appropriate and in the best interests of the Company. D&P's services to the Special Committee were structured to consist of three phases. First, D&P was asked to prepare a fundamental valuation analysis of the Company using generally accepted valuation and analytical techniques, and to report to the Special Committee so that the valuation range in such report could be used by the Special Committee as one part of the Special Committee's own analysis prior to any potential negotiations with TKE. Second, D&P was asked to provide financial analysis to the Special Committee with respect to various strategic alternatives. And finally, the Special Committee asked D&P to provide an opinion as to the fairness to the unaffiliated stockholders of the Company, from a financial point of view, of the strategic alternative selected by the Special Committee, if any.

     On November 21, 2005, D&P provided a draft copy of its valuation analysis dated as of November 11, 2006 (the "D&P Report") to the Special Committee. On November 23, 2005, D&P participated in a telephonic meeting with the Special Committee and its legal advisors to discuss the D&P Report, and to address any questions regarding the D&P's analysis and conclusions. Also on November 23, 2005, at the request of the Special Committee, D&P provided the Special Committee with a substantially similar valuation report for the Special Committee's distribution to those members of the Company's Board of Directors who were affiliated with TKE. The report provided by D&P to the Special Committee for delivery to the other members of the Board of Directors was revised from the D&P Report at the request of the Special Committee to exclude D&P's liquidation analysis (which is discussed below) and to include language indicating that it was D&P's judgment that a liquidation analysis is not an appropriate methodology for deriving the fair value of the Company's common stock in the context of a potential transaction between TKE and minority shareholders.

     Based on: (i) its review of certain updated information from the Company and its management, (ii) an updated real estate appraisal from Anchor Pacific Company dated as of February 4, 2006, and (iii) its own analyses, on May 11, 2006, D&P delivered a Valuation Update to the Special Committee.

     On May 11, 2006 D&P provided its written opinion that the Split is fair to the holders of the Company's common stock, other than TKE and its affiliates, from a financial point of view.

     The full text of D&P's Fairness Opinion, a copy of which is attached as an exhibit to the related Schedule 13E-3 the Company filed with the SEC, sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations of the review undertaken by D&P, which are described below. You are urged to, and should, read D&P's opinion carefully and in its entirety.

     In connection with its opinion, D&P made such reviews, analyses and inquiries, as it deemed necessary or appropriate under the circumstances. D&P's due diligence with regard to the proposed transaction included, but was not limited to, the items summarized below. D&P:

          - Visited the Company's corporate headquarters in Pasadena, California;

          - Conducted meetings with senior management of the Company to discuss its history, financial condition, and future prospects

          - Held meetings and telephonic discussions with the following members of the Special Committee:

               - Alexander Ngan, the sole member of the Special Committee through January 26, 2006

               - Victor Yang, the sole member of the Special Committee from January 30, 2006 through the date of D&P's opinion

          - Held discussions with following advisors to the Company and the Special Committee:

               - Greenberg Traurig, LLP, and Stubbs Alderton & Markiles, LLP, legal counsel to the Special Committee

               -    Paula Winner Barnett, legal counsel to the Company

               -    Sheppard Mullin Richter & Hampton, legal counsel to TKE

               -    Yang & Company, the Company's outside accountant

               -    Lichter, Yu & Associates, the Company's auditor

          - Reviewed the following financial statements and SEC filings for the Company:

               - Annual reports on Form 10-KSB for the years ended December 31, 2001 through 2005, including certain amendments to such reports for 2002 and 2004

               - Quarterly reports on Form 10-QSB for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005, including certain amendments thereto

               - Unaudited internally prepared financial statements for the nine months ended September 30, 2004 and 2005, eleven months ended November 30, 2004 and 2005, twelve months ended December 31, 2005, and three months ended March 31, 2006

          - Reviewed the Company's internally prepared projected income statements for each of the fiscal years ending December 31, 2006 through December 31, 2010;

          - Reviewed the Company's internally prepared projected monthly cash flow statements for the three months ended December 31, 2005;

          - Reviewed the minutes of the Board meetings of the Company that took place from January 1, 2004 through the date of D&P's opinion;

          - Reviewed the real estate appraisal report prepared by Anchor Pacific Company, as of October 28, 2005, regarding three contiguous parcels of commercial real estate located at 89 North San Gabriel Boulevard, 2674 East Walnut Avenue, and 2675 North Nina Street in Pasadena, California, and owned by the Company, and the updated report by Anchor Pacific Company, as of February 4, 2006 regarding the same parcels;

          - Reviewed relevant documents and agreements of the Company, including but not limited to:

               -    Various Form 8-K filings for the past two years;

               - Various Sales and Customer Support Services Agreements by and between TKE and its subsidiaries on the one hand, and TK USA on the other;

               - The Research and Development Services Agreement by and between TKE and TK USA, dated December 22, 2003;

               - The Fiduciary and Patent Administration Agreement by and between TKE and TK USA, dated December 22, 2003; and

               - The Product Design Contract by and between TKE and TK USA, dated January 1, 2002;

          - Analyzed the historical trading prices and volume for the Company's Common Stock on the OTC Bulletin Board from October 18, 2001 through the date of D&P's opinion;

          - Reviewed and analyzed market trading prices and indicated valuation metrics for public companies comparable to the Company;

          - Reviewed certain other operating and financial information provided by the Company and its advisors;

          - Reviewed certain other relevant, publicly available information, including economic, industry, and investment information; and

          - Reviewed other information, studies and analyses as it deemed appropriate.

     D&P also took into account its assessment of general economic, market and financial conditions, and its experience in securities and business valuation in general, and with respect to transactions similar to the proposed transaction in particular. D&P did not make any evaluation or appraisal of the Company's solvency or any evaluation or appraisal of any of the Company's specific assets or liabilities (contingent or otherwise). D&P's opinion should not be construed as a credit rating, solvency opinion, an analysis of the Company's credit worthiness or otherwise as tax advice or as accounting advice. In rendering its opinion, D&P relied upon the fact that the Special Committee, the Board and the Company have been advised by counsel as to all legal matters with respect to the proposed transaction, including whether all procedures required by law to be taken in connection with the proposed transaction have been duly, validly and timely taken; and D&P did not make, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

     In preparing its forecasts, performing its analysis and rendering its opinion with respect to the proposed transaction, D&P: (1) relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the Company's management and advisors, and did not attempt to independently verify such information; (2) assumed that any estimates, evaluations and projections furnished to D&P were reasonably prepared and based upon the last currently available information and good faith judgment of the person furnishing the same; and (3) assumed that the final versions of all documents reviewed by them in draft form conform in all material respects to the drafts reviewed. D&P's opinion further assumes that information supplied and representations made by the Company's management and advisors are substantially accurate regarding the Company and the proposed transaction. Neither the Company's management, the Special Committee, nor the Board placed any limitations upon D&P with respect to the procedures followed or factors considered by D&P in rendering its opinion.

     In its analysis and in connection with the preparation of its opinion, D&P made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the proposed transaction. D&P has also assumed that all of the conditions precedent required to implement the proposed transaction will be satisfied and that the proposed transaction will be completed in accordance with the documentation that was provided for its review.

     The basis and methodology for D&P's opinion were designed specifically for the express purposes of the Special Committee and may not translate to any other purpose.

     To the extent that any of the foregoing assumptions or any of the information on which D&P's opinion is based proves to be untrue in any material respect, D&P's opinion cannot and should not be relied upon.

     D&P prepared its opinion effective as of May 11, 2006. The opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of such date, and D&P disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to the attention of D&P after such date.

     D&P's opinion should not be construed as creating any fiduciary duty on D&P's part to any party.

     D&P's opinion was delivered to the Special Committee for its information in connection with the Special Committee's consideration of the Split.

     D&P's opinion was not and is not a recommendation as to how the Special Committee or any stockholders of the Company should vote or act with respect to any matters relating to the Split, or whether to proceed with the Split or any related transaction, nor does it indicate that the consideration to be received is the best possible attainable under any circumstances. The decision as to whether to proceed with the Split or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which D&P's opinion is based. As a result, the opinion and presentation of D&P was only one of many factors taken into consideration by the Special Committee in making its determination with respect to the Split.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In addition, the process of preparing a fairness opinion necessarily requires a broad range of subjective judgments with respect to appropriate comparable companies, appropriate multiples of various selected financial data, appropriate discount rates and other financial and other factors. Analyses and estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

     In preparing its opinion, D&P performed certain financial and comparative analyses summarized in the following paragraphs. D&P believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors it considered, without considering all such analyses and factors, could create an incomplete view of the analyses and the process underlying its opinion. While the conclusions reached in connection with each analysis were considered carefully by D&P in arriving at its opinion, D&P made various subjective judgments in arriving at its opinion and did not consider it practicable to, nor did it attempt to, assign relative weights to the individual analyses and specific factors considered in reaching its opinion. Although these paragraphs include some information in tabular format, those tables are not intended to stand alone, and must be read together with the full text of each summary and the limitations and qualifications in the full text of D&P's opinion.

     Overview of Analysis

     After performing its initial due diligence investigation and preliminary financial analysis, D&P determined that the primary components of value attributable to the Company were its real property holdings in Pasadena, California and its cash balances of approximately $1.0 million. Therefore, D&P requested that the Company obtain an independent appraisal of its owned real property. Anchor Pacific Company, the independent appraisal firm retained by the Company, concluded that the aggregate fair market value of the real estate owned by the Company was $7,308,000 as of November 16, 2005. Subsequently, Anchor Pacific prepared an updated appraisal as of February 4, 2006 in which it concluded that fair market value of such property was $7,588,000.

     D&P prepared a fundamental valuation analysis of the Company using a discounted cash flow analysis, a comparable public companies analysis, and a comparable transactions analysis to derive an estimate of the value of the Company's business operations, exclusive of cash and real estate. In preparing each of these analyses, D&P adjusted the Company's historical and projected financial performance to exclude those expenses incurred by the Company solely as a result of its status as a publicly traded entity. In addition, D&P excluded any income and expenses related to the Company's ownership of real property, and included pro forma expenses that the Company might incur as a lessee of office space commensurate with the Company's needs. The results yielded by each of D&P's fundamental valuation of the Company's operations were then adjusted to include the Company's cash balances and the appraised value of its real estate holdings.

     In addition to its fundamental valuation analyses, D&P analyzed pricing and volume data with respect to historical trading of the Company's common stock and also prepared a liquidation analysis.

     Discounted Cash Flow Analysis

     D&P performed a discounted cash flow analysis to derive indications of total enterprise value and equity value. A discounted cash flow analysis is designed to provide insight into the intrinsic value of a business based on its projected earnings and capital requirements as well as the net present value of projected debt-free cash flows. D&P based its discounted cash flow analysis on projections of debt-free cash flows of the Company for the fiscal years ending December 31, 2006 through 2010. These projections were prepared by the Company's management (and adjusted by D&P as discussed above) and were not independently verified by D&P. In its analysis, D&P used discount rates ranging from 20.0% to 22.0%. D&P calculated a terminal value at the end of 2010 using two methods: a constant growth dividend discount model, which incorporated a range of perpetuity growth rates from 2.0% to 4.0%, and the capitalization of EBITDA method using an EBITDA multiple in the range of 5.0x to 6.0x.

     Based on its discounted cash flow analysis D&P's estimate of total enterprise value ranged from approximately $230,000 to $285,000 for the Company's operations. D&P then added to those amounts the Company's total cash and equivalents (approximately $1.0 million) and the appraised value of its real estate holdings ($7.3 million) to arrive at a range of total equity value from $8.50 million to $8.56 million. Finally, dividing the concluded common equity values by fully diluted shares outstanding, the discounted cash flow analysis resulted in an indicated value of $0.39 per share of the Company's common stock.

     Comparable Public Company Analysis

     D&P's comparable company analysis was based on a selected group of comparable public companies. No company used in this analysis is identical to the Company, and, accordingly, a comparable company analysis involves complex and subjective considerations and judgments concerning differences in financial and operating characteristics of businesses and other factors that affect trading prices of the various companies being compared. The Company in particular is unique in that it provides services to a single customer, which is a related party, under contracts that can be cancelled with minimal prior notice.

     In the selection of comparable public companies, D&P used multiple databases to identify domestic public companies that provide either business process outsourcing or sales and marketing services. The public companies selected by D&P generally have a certain attributes that would cause an investor to group these companies in the same broad industry class for investment purposes. D&P ultimately included the eleven companies listed below in the comparison group:

          -    Access Worldwide Communications

          -    APAC Customer Services

          -    CoActive Marketing Group

          -    ICT Group

          -    Innotrac Corp.

          -    PeopleSupport

          -    Rainmaker Systems

          -    SITEL Corp.

          -    SPAR Group

          -    Sykes Enterprises

          -    Teletech Holdings

     Based on publicly reported financial data as well as published earnings estimates for each of the selected comparable companies, D&P analyzed certain valuation metrics, which are summarized below:

            Enterprise Value as a Multiple of     Stock Price as Multiple of
         --------------------------------------   --------------------------
           LTM    Projected    LTM    Projected         LTM    Projected
         EBITDA     EBITDA     EBIT      EBIT           EPS       EPS
         ------   ---------   -----   ---------        -----   ---------
High      25.8x      9.0x     28.4x     26.9x          42.2x     47.7x
Low        6.6x      4.9x     10.1x     11.2x          11.6x     19.7x
Mean      10.2x      7.0x     18.9x     15.7x          26.3x     28.0x
Median     8.2x      7.6x     19.3x     13.1x          29.5x     21.2x

----------
LTM    = latest twelve months
EBITDA = earnings before interest, taxes, depreciation and amortization
EBIT   = earnings before interest and taxes
EPS    = earnings per share
Enterprise Value = stock price times shares outstanding, plus preferred stock, minority interest and interest-bearing debt, minus cash and equivalents

     D&P calculated representative levels of EBITDA, EBIT and net income for the Company based on historical and projected financial data and then selected a range of valuation multiples to apply to each of those earnings measures as set forth in the table below:

             Representative   Range of Selected    Range of Indicated
                  Level           Multiples         Enterprise Value
             --------------   -----------------   -------------------
EBITDA           $64,000         5.0x -  6.0x     $320,000 - $384,000
EBIT             $19,000        10.0x - 12.0x     $190,000 - $228,000
Net Income       $11,700        15.0x - 18.0x     $175,500 - $210,600

----------
Note: Application of net income multiple is assumed to reflect enterprise value because the Company has no interest-bearing debt and cash balances are not reflected due to exclusion of interest income from calculation of representative net income.

     As indicated above, D&P's comparable public company analysis resulted in a range of enterprise values from $175,500 to $384,000. D&P then added to those amounts the Company's total cash and equivalents (approximately $1.0 million), the appraised value of the Company's real estate holdings ($7.3 million), and the value of the Company's available future tax savings from net operating loss carryforwards ($17,000) to arrive at a range of total equity value from $8.46 million to $8.67 million. Finally, dividing the concluded common equity values by fully diluted shares outstanding, the comparable public companies analysis resulted in an indicated range of value from $0.39 per share to $0.40 per share of the Company's common stock.

     Comparable Transactions Analysis

     D&P searched for controlling interest transactions involving companies that were comparable to the Company, and identified 14 such transactions. However, with respect to 12 of the 14 identified transactions, financial data with which earnings-based multiples could be calculated were unavailable. Based on the foregoing, it was D&P's opinion that the selection and application of market-based valuation multiples was not meaningful using the identified transaction data on a standalone basis.

     Historical Stock Trading

     D&P reviewed the historical trading prices and volume for the Company's common stock since its October 18, 2001 reverse merger. In particular, D&P observed that the Company's common stock is very thinly traded on the OTC Bulletin Board, and has no analyst coverage or institutional sponsorship. In addition, D&P observed that over the one-year period preceding its analysis, shares of the Company's common stock changed hands on only 43 out of 254 total trading days and that its price ranged from $0.05 per share to $0.11 per share. As of the date of its opinion, the Company's latest closing price was $0.04 per share, which implied a total market capitalization of approximately $868,000.

     Given the lack of an active and liquid trading market for the Company's common stock as well as the substantial gap between the Company's market capitalization and the value of its underlying assets, D&P concluded that the market pricing for the Company's common stock did not provide a reasonable representation of fair value.

     Liquidation Analysis

     D&P prepared a liquidation analysis using the following key assumptions:

          - The Company's assets could be disposed, and its liabilities discharged, in an orderly manner;

          - Current assets and current liabilities were valued at their respective book values using the Company's unaudited September 30, 2005 balance sheet;

          - Fixed assets other than real property were assigned estimated values based on discussions with the Company's accountants;

          - The value of the Company's owned real property value was assumed to be in a range using the appraised value as a mid-point and a 5% increase and decrease from that mid-point to test for sensitivity;

          - The liquidation value of the Company's real property also took into account estimated transaction costs and tax liabilities related to any gain;

          - Winding down costs, primarily for legal and accounting were included at $50,000 to $100,000; and

          - Another entity wishing to become publicly traded by effecting a reverse merger into the Company's shell might be willing to pay $250,000 to $800,000 to purchase control of the public shell.

     D&P's liquidation analysis resulted in a range of total equity value from $5.56 million to $6.49 million, or $0.26 to $0.30 per share.

     Updated Analysis

     On May 11, 2006 Duff and Phelps delivered an updated analysis to the Special Committee. D&P's updated analysis followed the same methodology as its original analysis as summarized above, but incorporated the February 4, 2006 real estate appraisal and the latest available financial data with respect to the Company. In addition, D&P's updated liquidation analysis included incremental value for certain patents owned by the Company. No such additional value was included in D&P's updated discounted cash flow analysis or comparable public company analysis because it was D&P's opinion that any value attributable to the patents was already reflected in the income streams that form the bases for those valuation analyses.

     Based on its analysis of the Company's financial results for the full fiscal year ended December 31, 2005 and for the three months and twelve months ended March 31, 2006, and other information received from the Company, D&P concluded that there had been no material change in the value of the Company's operations between the date of its initial analysis and May 11, 2006.

     The table below summarizes the results of D&P's updated analysis, including it estimated valuation ranges under each methodology for the company's total equity and on a per share basis:

                                 RANGE OF TOTAL EQUITY    RANGE OF PER SHARE
VALUATION METHODOLOGY              VALUE INDICATIONS       VALUE INDICATIONS
---------------------           -----------------------   ------------------
                                       (rounded)
Discounted Cash Flow Analysis   $8,548,000 - $8,604,000      $0.39 - $0.40
Market Approach                 $8,523,000 - $8,732,000      $0.39 - $0.40
Liquidation Analysis            $5,830,000 - $6,980,000      $0.27 - $0.32

----------
Note: Per share values based 20,900,024 common shares outstanding and 800,000 options outstanding at an exercise price of $0.01

     Other

     D&P is a nationally recognized investment banking firm that is regularly engaged to render financial opinions in connection with mergers and acquisitions, tax matters, ESOP and ERISA matters, corporate planning, and other purposes. Previous to this engagement, D&P had not previously provided financial advisory or other services to the Company or TKE, nor any of their respective board members or executive officers, and has had no discussions regarding any future engagements by any of these parties

     The Company has agreed to pay D&P customary fees for its services. No portion of D&P's fees is or was contingent upon consummation of any transaction or the conclusion reached by D&P in its fairness opinion. The Company has also agreed to reimburse D&P for its expenses incurred in performing its services and to indemnify D&P and its affiliates, their respective directors, officers, agents and employees, and each person, if any, controlling D&P or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of D&P's engagement and any related transactions.

     Availability of document

     The full text of the Fairness Opinion is available for inspection and copying at our principal executive offices 89 North San Gabriel Boulevard, Pasadena, California 91107, during regular business hours by any holder of shares of Common Stock or any representative of any such holder who has been so designated in writing. In addition, the full text of the Fairness Opinion is included as an exhibit to the related Schedule 13E-3 filed with the SEC.

STRUCTURE OF THE TRANSACTION

     The Company intends to file with the Nevada Secretary of State a Certificate of Change amending its Article of Incorporation to consummate the Split. The Effective Date of the Split will be the date we file the Certificate of Change with the Nevada Secretary of State. As a result, each stockholder or beneficial stockholder on the Effective Date of the Split will receive one share of Common Stock for every 9,999 shares held in such stockholder's account as of the Effective Date (and before consummation of the Split).

     We intend to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are held of record in their own names, and nominees will be instructed to effect the Split for their beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name should contact their nominees.

     In general, the Split can be illustrated by the following examples:

     Example 1:

     Ms. Johnson is a stockholder who holds 500 shares of Common Stock in her account before the Split. In lieu of receiving a fractional share of Common Stock immediately after the Split, Ms. Johnson's shares will be converted into the right to receive cash. Ms. Johnson would receive $200 ($0.40 multiplied by 500 shares). If Ms. Johnson wants to continue her investment in the Company, before the Effective Date, Ms. Johnson can buy additional shares before consummation of the Split so that the number of shares she owns is at least equal to or more than the amount of the Split ratio. Ms. Johnson would have to act far enough in advance of the Split so that the purchase is completed and the additional shares are credited in her account by the Effective Date.

     Example 2:

     Mr. Richards has two separate accounts. As of the Effective Date, he holds 5,000 shares of Common Stock in one account and 7,000 shares of Common Stock in the other. Mr. Richards will receive cash payments equal to the cash-out price of his common stock in each account instead of receiving fractional shares. Mr. Richards would receive two checks totaling $4,800 ($0.40 multiplied by 5,000 shares, plus $0.40 multiplied by 7,000 shares). If Mr. Richards wants to continue his investment in the Company, he can consolidate or transfer his two accounts before the Effective Date into an account with at least a number of shares equal to or more than the amount of the Split ratio. Alternatively, he can buy a sufficient number of additional shares for each account, and hold them in his respective accounts. He would have to act far enough in advance of the Split so that the consolidation or the purchase is completed by the Effective Date.

     Example 3:

     Mr. Graves holds 1,000 shares of Common Stock in street name in a brokerage account as of the Effective Date. We intend for the Split to treat stockholders holding shares of Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to effect the Split for their beneficial holders. If this occurs, Mr. Graves will receive, through his broker, a check for $400 ($0.40 multiplied by 1,000). However, nominees may have a different procedure and stockholders holding shares of common stock in street name should contact their nominees.

RESERVATION OF RIGHTS

     Although the Board of Directors has approved the Split and subsequent deregistration of the Common Stock, the Board of Directors reserves the right to abandon, postpone or modify the Split and deregistration at any time before they are consummated for any reason. If the Board of Directors decides to abandon, postpone or modify the Split, the Company will notify the stockholders of such decision promptly in accordance with applicable rules and regulations.

     The Certificate of Change that the Company will file with the Nevada Secretary of State to consummate the Split will provide that the Split will not be effective if it results in fully cashing out stockholders owning more than 10% of the Common Stock outstanding immediately before the Split. Additionally, in the unlikely event that the Split would result in fully cashing out stockholders owning more than 10% of the Common Stock before the Split, the Company will immediately file a subsequent Certificate of Change to its Articles of Incorporation to ensure that the effects of the Split have not become effective. In that event, the Company may take necessary corporate action to obtain stockholder approval of the Split.

                    OTHER MATTERS RELATED TO THE TRANSACTION

DISSENTERS' RIGHTS

     Pursuant to Chapter 92A (Section 300 through 500 inclusive) of the Nevada Revised Statutes ("CHAPTER 92A"), any stockholder of the Company is entitled to dissent to the Split, and obtain payment of the fair value of the shares. In the context of the Split, Chapter 92A provides that stockholders may elect to have the Company purchase pre-Split shares that would become fractional shares as a result of the Split for a cash price that is equal to the "fair value" of such shares, as determined in a judicial proceeding in accordance with the provisions of Chapter 92A. The fair value of the shares of any stockholder means the value of such shares immediately before the effectuation of the Split, excluding any appreciation or depreciation in anticipation of the Split, unless exclusion of any appreciation or depreciation would be inequitable.

     Chapter 92A is set forth in its entirety in Exhibit A to the Information Statement. If you wish to exercise your dissenters' rights or preserve the right to do so, you should carefully review Exhibit A to the Information Statement. If you fail to comply with the procedures specified in Chapter 92A in a timely manner, you may lose your dissenters' rights. Because of the complexity of those procedures, you should seek the advice of counsel if you are considering exercising your dissenters' rights.

     Stockholders who have not validly tendered their shares of Common Stock will be entitled to exercise dissenters' rights. Stockholders who perfect their dissenters' rights by complying with the procedures set forth in Chapter 92A will have the fair value of their shares determined by the Nevada state court and will be entitled to receive a cash payment equal to such fair value. Any such judicial determination of the fair value of shares could be based upon any valuation method or combination of methods the court deems appropriate. The value so determined could be more or less than the $0.40 per share to be paid in connection with the Split. In addition, stockholders who invoke dissenters' rights may be entitled to receive payment of a fair rate of interest from the effective time of the transaction on the amount determined to be the fair value of their shares.

     Within 10 days after the effectuation of the Split, the Company will send a written notice (a "Dissenters' Rights Notice") to all the record stockholders of the Company entitled to dissenters' rights. The Dissenters' Rights Notice will be accompanied by (i) a form for demanding payment from the Company that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not they acquired beneficial ownership of the shares before that date; (ii) a copy of the provisions of Chapter 92A; and (iii) a brief description of the procedures that a stockholder must follow to exercise dissenter's rights.

     In order to maintain eligibility to exercise dissenters' rights under Chapter 92A, you must take the following actions within 30 days of the date that the Dissenters' Rights Notice was delivered: (i) deliver a written demand for payment on the form provided in the Dissenters' Rights Notice; (ii) certify whether you acquired beneficial ownership of the shares before the date set forth in the Dissenters' Rights Notice; and (iii) deliver the certificates representing the dissenting shares to the Company.

     Within 30 days after receipt of a demand for payment, the Company must pay each dissenter who complied with the provisions of Chapter 92A the amount the Company estimates to be the fair value of such shares, plus interest from the effective date of the Split. The rate of interest shall be the average rate currently paid by the Company on its principal bank loans. The payment will be accompanied by the following: (i) financial statements for the Company for the year ended December 31, 2005 and the most recent interim financial statements;
(ii) a statement of the Company's estimate of the fair value of the shares;
(iii) an explanation of how the interest was calculated; (iv) a statement of the dissenter's rights to demand payment for the difference between the Company's estimate of the fair value of the shares and the stockholder's estimate of the fair value of the shares; and (v) a copy of Chapter 92A. If the Company does not deliver payment within 30 days of receipt of the demand for payment, the dissenting stockholder may enforce the dissenter's rights by commencing an action in Clark County, Nevada or if the dissenting stockholder resides or has its registered office in Nevada, in the county where the dissenter resides or has its registered office.

     If a dissenting stockholder disagrees with the amount of the Company's payment, the dissenting stockholder may, within 30 days of such payment, (i) notify the Company in writing of the dissenting stockholder's own estimate of the fair value of the dissenting shares and the amount of interest due, and demand payment of such estimate, less any payments made by the Company, or (ii) reject the offer by the Company if the dissenting stockholder believes that the amount offered by the Company is less than the fair value of the dissenting shares or that the interest due is incorrectly calculated. If a dissenting stockholder submits a written demand as set forth above and the Company accepts the offer to purchase the shares at the offer price, then the stockholder will be sent a check for the full purchase price of the shares within 30 days of acceptance.

     If a demand for payment remains unsettled, the Company must commence a proceeding in the Clark County, Nevada district court within 60 days after receiving the demand. Each dissenter who is made a party to the proceeding shall be entitled to a judgment in the amount, if any, by which the court finds the fair value of the dissenting shares, plus interest, exceeds the amount paid by the Company. If a proceeding is commenced to determine the fair value of the common stock, the costs of such proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court, shall be assessed against the Company, unless the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable against the Company if the court finds that (i) the Company did not comply with Chapter 92A or (ii) against either the Company or a dissenting stockholder, if the court finds that such party acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Chapter 92A.

     A person having a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, must act to cause the record holder to follow the requisite steps properly and in a timely manner to perfect dissenters' rights of appraisal. If the shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, the written demand for dissenters' rights of appraisal must be executed by or for the record owner. If shares are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal for a stockholder of record, provided that the agent identifies the record owner and expressly discloses, when the demand is made, that the agent is acting as agent for the record owner. If a stockholder owns shares through a broker who in turn holds the shares through a central securities depository nominee such as CEDE & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder of such shares.

     A record holder, such as a broker, fiduciary, depository or other nominee, who holds shares as a nominee for others, will be able to exercise dissenters' rights of appraisal with respect to the shares held for all or less than all of the beneficial owners of those shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of such record owner.

     TKE has advised the Company it does not intend to file an appraisal petition on behalf of TKE, and stockholders who seek to exercise dissenters' rights of appraisal should not assume that TKE will file such a petition or that TKE will initiate any negotiations with respect to the fair value of the Company's shares. Accordingly, it will be the obligation of the stockholders seeking dissenters' rights of appraisal to initiate all necessary action to perfect any such rights within the time prescribed in Chapter 92A.

     The foregoing summary of the rights of dissenting stockholders under Chapter 92A does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights of appraisal rights available under Chapter 92A. The preservation and exercise of dissenters' rights of appraisal require strict adherence to the applicable provisions of Chapter 92A, and the foregoing summary is qualified in its entirety by reference to Exhibit A to this information statement.

     The Company has not made any provision to obtain counsel or appraisal services for unaffiliated stockholders.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of the material U.S. federal income tax consequences of the Split.

     This summary is based on the provisions of the Internal Revenue Code of 1986 (the "CODE"), Treasury regulations promulgated under the Code, administrative rulings, and judicial decisions, all as of the date of this information statement and the date of the related Schedule 13E-3 filed with the SEC. These authorities may be changed, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different than those set forth below. This summary is general in nature, and does not purport to address all aspects of the many possible U.S. federal income tax consequences of the Split and is not intended as tax advice for any person.

     In particular, and without limiting the forgoing, this summary does not address all aspects of U.S. federal income taxation that may be relevant to particular taxpayers in light of their particular circumstances or to taxpayers subject to special treatment under the Code. For example, this summary does not address the tax consequences to (i) stockholders that are not U.S. citizens or residents, (ii) certain former citizens or long-term residents of the U.S., (ii) financial institutions, (iv) regulated investment companies, (v) grantor trusts,
(vi) insurance companies, (vii) tax-exempt organizations, (viii) brokers, dealers or traders in securities or foreign currencies, (ix) persons that have a "functional currency" other than the U.S. dollar, (x) persons subject to the alternative minimum tax, (xi) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, (xii) persons who hold the Common Stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction, (xiii) persons deemed to sell the Common Stock under the constructive sale provisions of the Code, or (xiv) persons who acquired shares of Common Stock in compensatory transactions. In addition, if a partnership holds Common Stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships which hold the Common Stock and partners in such partnerships should consult their respective tax advisors. Furthermore, this summary does not address any aspect of foreign, state, local or other tax laws, or any U.S. tax laws (such as estate or gift tax) other than U.S. federal income tax laws.

     No ruling will be obtained from the Internal Revenue Service ("IRS") or otherwise with respect to the U.S. federal income tax consequences of the Split to the stockholders of the Company or to the Company. The Company has not received an opinion of counsel with respect to such consequences, either. The Company cannot assure you that the IRS will not assert, or that a court will not sustain, a position contrary to any aspect of this summary.

     YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE ACQUISITION, EXCHANGE, OWNERSHIP AND DISPOSITION OF THE COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

     Consequences to Company

     The Split is designed to constitute a reorganization as described in
Section 368(a)(1)(E) of the Code. Accordingly, the Company will not recognize taxable income, gain or loss in connection with the Split.

     Consequences to Stockholders

     The differences in tax consequences to the stockholders do not depend on whether a stockholder is an affiliate of the Company or an unaffiliated stockholder. Neither the differences in tax consequences between stockholders who hold at least 9,999 shares of pre-Split Common Stock and stockholders who own fewer than 9,999 shares of pre-Split Common Stock nor the differences in tax consequences between the stockholders and the Company were reasons for the Company to undertake the Split in this form at this time.

     The U.S. federal income tax consequences of the Split to the stockholders of the Company will differ depending on the percentage of shares of Common Stock owned and, in some cases, constructively owned by such stockholders both before and after the Split, and on whether such stockholders receive cash in redemption of their fractional shares of Common Stock.

     Continuing Stockholders Who Do Not Receive Cash in the Split

     A Continuing Stockholder (i.e., a stockholder who owns at least 9,999 shares of pre-Split Common Stock and who receives shares of post-Split Common Stock in the transaction) who does not receive any cash in the Split will not recognize gain or loss or dividend income as a result of the Split. The tax basis and holding period of such stockholder in shares of pre-Split Common Stock will carry over as the tax basis and holding period of such stockholder's shares of post-Split Common Stock, as adjusted for the Split.

     Continuing Stockholders Who Receive Cash in the Split

     A Continuing Stockholder who receives cash in the Split generally will recognize gain (but not loss) in an amount generally equal to the lesser of (i) the amount of cash received in connection with the Split, and (ii) the amount, if any, by which the sum of the cash and the fair market value of the shares of post-Split Common Stock received in the Split exceed the holder's adjusted tax basis in his, her or its shares of pre-Split Common stock.

     Gain recognized in connection with the Split generally will be capital gain (assuming that the redeemed shares are a capital asset in the hands of the redeeming Continuing Stockholder), unless the receipt of cash by the stockholder has the effect of a distribution of a dividend, in which case the gain will be treated: (i) first, as a taxable dividend to the extent of his, her or its ratable share of the undistributed earnings and profits of the Company, if any; and (ii) second, as gain from the sale or exchange of property. The determination of whether gain recognized by a Continuing Stockholder will have the effect of a distribution of a dividend is determined by examining the facts and circumstances surrounding the distribution and looking to the principles for determining dividend equivalency developed under Section 356(a)(2) and other provisions of the Code.

     A Continuing Stockholder who receives both cash and post-Split Common Stock in the Split will have an aggregate tax basis in the post-Split Common Stock received in the Split equal to the aggregate adjusted tax basis in such stockholder's pre-Split Common Stock, reduced by the amount of any cash received by the stockholder in the Split, and increased by the amount of gain (including the portion of any gain that is treated as a dividend) recognized by the stockholder in the Split. The holding period of the shares of post-Split Common Stock will include the holding period of the stockholder's shares of pre-Split Common Stock.

     Discontinued Stockholders

     Discontinued Stockholders (i.e., a stockholder who owns fewer than 9,999 shares of pre-Split Common Stock) will receive only cash in the Split, the tax treatment of which will depend on whether the constructive ownership rules described below are applicable. In general, if such constructive ownership rules do not apply, a Discontinued Stockholder will be required to recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash the stockholder received for the fractional shares of Common Stock and the stockholder's adjusted tax basis in the fractional shares redeemed. The gain or loss will be long term or short term depending on the stockholder's holding period of the Common Stock redeemed in the Split. Such gain or loss generally will be a long-term capital gain or loss if, at the Effective Date of the sale, the shares were held for more than one year and were held as a capital asset by such stockholder. On the other hand, if such constructive ownership rules apply, the Discontinued Stockholder may be required to treat any cash received as dividend income under the rules of the Code, rather than as gain or loss from a sale or exchange, as more fully described below under the caption "Treatment of Cash as a Dividend to a Discontinued Stockholder."

     Further Tax Treatment to All Stockholders Who Receive Cash in the Split

     As indicated above, amounts treated as gain from the sale or exchange of redeemed fractional shares will be capital gain if such shares are a capital asset in the hands of the redeeming stockholder, whether a Discontinued Stockholder or a Continuing Stockholder who receives cash in connection with the Split. Amounts treated as a taxable dividend may be treated as qualified dividend income, taxable at the capital gains rate. Further, a corporate stockholder (other than an S corporation) may be allowed a dividends received deduction subject to applicable limitations and other special rules.

     Treatment of Cash as a Dividend to a Discontinued Stockholder

     In general, the determination of whether the gain recognized will be treated as capital gain (assuming the redeemed fractional shares are a capital asset) or dividend income to a Discontinued Stockholder depends on whether and to what extent the Split reduces a stockholder's deemed percentage stock ownership interest in the Company and upon such stockholder's particular circumstances. A redemption of fractional shares from a Discontinued Stockholder as part of the Split will be treated as a sale or exchange of the redeemed shares if:

     - the Split results in a "complete termination" of such stockholder's interest in the Company within the meaning of the Code;

     - the receipt of cash is "substantially disproportionate" with respect to the stockholder within the meaning of the Code; or

     - the receipt of cash is "not essentially equivalent to a dividend" with respect to the stockholder within the meaning of the Code.

     These three concepts are applied by taking into account shares that a Discontinued Stockholder constructively owns pursuant to Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, a stockholder is deemed to constructively own shares owned by certain related individuals and entities in which the stockholder has an interest in addition to shares directly owned by the stockholder. For example, an individual stockholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren and parents ("family attribution"). In addition, a stockholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the stockholder has a beneficial interest, by partnerships in which the stockholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such stockholder. Similarly, shares directly or indirectly owned by beneficiaries of estates or certain trusts, by partners of partnerships and, under certain circumstances, by stockholders of corporations may be considered owned by these entities ("entity attribution"). A stockholder is also deemed to own shares which the stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security. Constructively owned shares may be reattributed to another taxpayer. For example, shares attributed to one taxpayer as a result of entity attribution may be attributed from that taxpayer to another taxpayer through family attribution.

     A Discontinued Stockholder who receives cash in the Split and does not constructively own any shares of post-Split Common Stock will have such Discontinued Stockholder's interest in the Company completely terminated by the Split and will therefore receive sale or exchange treatment on the Discontinued Stockholder's pre-Split Common Stock. That is, such a stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder's aggregate tax basis for the stockholder's shares of pre-Split Common Stock.

     A Discontinued Stockholder who receives cash in the Split and would only constructively own shares of post-Split Common Stock as a result of family attribution may be able to avoid constructive ownership of the shares of post-Split Common Stock by waiving family attribution and, thus, be treated as having had his or her interest in the Company completely terminated by the Split. Among other things, waiving family attribution requires (i) that the stockholder (A) have no interest in the Company (including as an officer, director, employee or stockholder) other than an interest as a creditor and (B) does not acquire any such interest during the ten-year period immediately following the Split other than stock acquired by bequest or inheritance and (ii) including an election to waive family attribution in the stockholder's tax return for the year in which the Split occurs.

     A Discontinued Stockholder who constructively owns Common Stock (i.e., one who does not or cannot waive attribution) will not have a "complete termination" of his, her or its interest in the Company. Therefore, such a stockholder must apply the other two concepts (i.e., the "substantially disproportionate" and "not essentially equivalent to a dividend" concepts) to determine whether their redemption of fractional shares in the Split may qualify for sale or exchange treatment.

     Such a stockholder who receives cash in the Split and immediately after the Split constructively owns shares of post-Split Common Stock must compare (i) his, her or its percentage ownership immediately before the Split (i.e., the number of voting shares actually or constructively owned by him, her or it immediately before the Split divided by the number of voting shares outstanding immediately before the Split) with (ii) his, her or its percentage ownership immediately after the Split (i.e., the number of voting shares constructively owned by him, her or it immediately after the Split divided by the number of voting shares outstanding immediately after the Split).

     If the Discontinued Stockholder's post-Split deemed ownership percentage is less than 80% of the stockholder's pre-Split deemed ownership percentage, and immediately after the deemed redemption the stockholder owns less than 50% of the total combined voting power of all classes of stock entitled to vote, the receipt of cash is "substantially disproportionate" with respect to the stockholder, and the stockholder will, therefore, receive sale or exchange treatment on the portion of his, her or its shares of pre-Split Common Stock exchanged for cash in lieu of fractional shares.

     If the receipt of cash by a Discontinued Stockholder fails to constitute a sale or exchange under the "substantially disproportionate" or the "complete termination" measures, the receipt of cash may constitute a sale or exchange if it is "not essentially equivalent to a dividend." Whether a transaction is "not essentially equivalent to a dividend" with respect to a stockholder will depend on that stockholder's particular circumstances. The receipt of cash by a stockholder will be "not essentially equivalent to a dividend" if the transaction results in a "meaningful" reduction of the stockholder's proportionate interest in the Company.

     In all other cases, cash in lieu of fractional shares received by a Discontinued Stockholder who immediately after the Split constructively owns shares of post-Split Common Stock will be treated: (i) first, as a taxable dividend to the extent of allocable earnings and profits, if any; (ii) second, as a tax-free return of capital to the extent of the stockholder's tax basis in his, her or its shares of Common Stock; and (iii) finally, as gain from the sale or exchange of the shares.

     Backup Tax Withholding

     The Company is required to furnish to the holders of Common Stock, other than corporations and other exempt holders, and to the IRS, information with respect to dividends paid on the Common Stock.

     You may be subject to backup withholding at the rate of 28% with respect to proceeds received from a disposition of the fractional shares of Common Stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you (a) fail to furnish your taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number; (b) furnish an incorrect TIN; (c) are notified by the IRS that you have failed to properly report payments of interest or dividends; or (d) fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

     Tax matters are complicated and the tax consequences of the Split to each stockholder will depend on the facts of that stockholder's situation. Stockholders should consult with their tax advisors for a full understanding of the tax consequences of the Split.

SOURCE AND AMOUNT OF FUNDS

     Based on estimates of the record ownership of shares of the Common Stock, the number of shares outstanding and other information as of March 31, 2006, and assuming that approximately 2,090,000 shares are cancelled (including shares held by the Discontinued Stockholders, which in the aggregate constitute less than 10% of the Company's Common Stock outstanding before the Split), the Company estimates that the total funds required to consummate the Split will be approximately $975,000. Approximately $705,014 of this amount will be used to pay the consideration to stockholders entitled to receive cash for their shares of Common Stock and approximately $270,000 will be used to pay the costs of the Split, as follows:

Financial Advisor Fees                                     $135,000
Legal fees                                                   80,000
Accounting fees                                              25,000
SEC Filing Fees                                              141.00
Transfer and Exchange Agent Fees                             20,000
Printing and mailing costs                                   10,000
Consideration to Stockholders for shares of Common Stock    705,014
                                                           --------
Total                                                      $975,155

     The Company intends to finance the Split and the costs associated with a subsequent merger transaction through a combination of available cash and a bank loan. As of December 31, 2005, the Company had approximately $893,442 in cash and cash equivalents. On May 29, 2006, the Company entered into a line of credit (the "Loan") in the principal amount of $3,000,000 pursuant to a business loan agreement (the "Loan Agreement") with ChinaTrust Bank (U.S.A.) ("ChinaTrust"), which is secured by all of the Company's assets. The Company has also executed
(i) a promissory note (the "Promissory Note") evidencing the Loan, a (ii) security agreement (the "Security Agreement") granting ChinaTrust a security interest in the Company's inventory, chattel paper, accounts, equipment and general intangibles, and (iii) three deeds of trust (the "Deeds of Trust") granting to ChinaTrust security interests in the Company's real property, to secure the Company's obligations under the Loan. The Promissory Note has a one-year term maturing on May 28, 2007. The Promissory Note bears interest at a variable rate based on the 6 month LIBOR plus a margin of 1.25%. The interest rate may not be adjusted more than once in each 6 month period. The initial interest rate is 6.39%. TKE will guarantee all draws made on the Loan. There are no definitive plans or arrangements to refinance or repay the loan.

                         FINANCIAL AND OTHER INFORMATION

     The audited consolidated financial statements of the Company as of and for the periods ended December 31, 2005 and 2004 are incorporated in this information statement by reference to Item 8 of the Company's 2005 Annual Report on Form 10-KSB (filed with the SEC on March 31, 2006). The 2005 Annual Report is also referred to as our Financial Report.

     Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiary excerpted or derived from the audited consolidated financial statements contained in the Financial Reports for the years ended December 31, 2005 and 2004 and the reviewed consolidated financial statement for the three months ended March 31, 2006. More comprehensive financial information is included in the Financial Reports and in other documents filed with the Commission, and the following financial information is qualified in its entirety by reference to the Financial Reports and other documents and all of the financial information (including any related notes) contained therein or incorporated therein by reference.

                                                                     3/31/2006
                                                                    (UNAUDITED)   12/31/2005   12/31/2004
                                                                    -----------   ----------   ----------
Total Revenue                                                        $ 277,246    $ 977,248    $ 915,456
Cost of Revenues                                                       271,927      957,829      889,992
                                                                     ---------    ---------    ---------
Gross Profit                                                             5,319       19,419       25,464
Selling, General and Administrative Expense                            146,637      277,985      211,924
                                                                     ---------    ---------    ---------
Income (Loss) from Operations                                        $(141,318)   $(258,566)   $(186,460)
                                                                     =========    =========    =========
Income from Continuing Operations                                    $(122,625)   $(193,076)   $(123,374)
                                                                     =========    =========    =========
Net (Loss)                                                           $(122,625)   $(193,073)   $(121,894)
                                                                     =========    =========    =========
Net loss per share from continuing operations (basic and diluted)
Basic                                                                $  (0.006)   $  (0.009)   $  (0.006)
Diluted                                                              $  (0.006)   $  (0.009)   $  (0.006)

Net loss per share (basic and diluted)
Basic                                                                $  (0.006)   $  (0.009)   $  (0.006)
Diluted                                                              $  (0.006)   $  (0.009)   $  (0.006)

                                              3/31/2006
                                             (UNAUDITED)   12/31/2005   12/31/2004
                                             -----------   ----------   ----------
Total Current Assets                          $1,003,537   $1,129,650   $1,130,434
                                              ----------   ----------   ----------
Total Fixed Assets                               774,042      778,691      800,610
                                              ----------   ----------   ----------
Total Other Assets                               278,802      282,891      381,496
                                              ----------   ----------   ----------
Total Assets                                  $2,056,381   $2,191,232   $2,312,540
                                              ==========   ==========   ==========
Total Current Liabilities                     $  126,032   $  143,758   $   93,993
                                              ----------   ----------   ----------
Other Liabilities                                  4,100        4,100        4,100
                                              ----------   ----------   ----------
Total Liabilities                                130,132      147,858       98,093
                                              ----------   ----------   ----------
Total Stockholders' Equity                     1,926,249    2,043,374    2,214,447
                                              ----------   ----------   ----------
Total Liabilities and Stockholders' Equity    $2,056,381   $2,191,232   $2,312,540
                                              ----------   ----------   ----------

                             ADDITIONAL INFORMATION

     Copies of any financial statements and information incorporated by reference in this information statement by reference to any other document filed by the Company with the SEC may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of such documents may be obtained from the SEC at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by called he SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov. The Company will also make copies of such financial statements and information to stockholders upon written request to the Company's headquarters.

                       EXHIBIT A TO INFORMATION STATEMENT

                             NEVADA REVISED STATUTES

                           RIGHTS OF DISSENTING OWNERS


      NRS 92A.300 DEFINITIONS. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

      (Added to NRS by 1995, 2086)

      NRS 92A.305 "BENEFICIAL STOCKHOLDER" DEFINED. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

      (Added to NRS by 1995, 2087)

      NRS 92A.310 "CORPORATE ACTION" DEFINED. "Corporate action" means the action of a domestic corporation.

      (Added to NRS by 1995, 2087)

      NRS 92A.315 "DISSENTER" DEFINED. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

      (Added to NRS by 1995, 2087; A 1999, 1631)

      NRS 92A.320 "FAIR VALUE" DEFINED. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

      (Added to NRS by 1995, 2087)

      NRS 92A.325 "STOCKHOLDER" DEFINED. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

      (Added to NRS by 1995, 2087)

      NRS 92A.330 "STOCKHOLDER OF RECORD" DEFINED. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

      (Added to NRS by 1995, 2087)

      NRS 92A.335 "SUBJECT CORPORATION" DEFINED. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

      (Added to NRS by 1995, 2087)

      NRS 92A.340 COMPUTATION OF INTEREST. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

      (Added to NRS by 1995, 2087)

      NRS 92A.350 RIGHTS OF DISSENTING PARTNER OF DOMESTIC LIMITED PARTNERSHIP. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

      (Added to NRS by 1995, 2088)

      NRS 92A.360 RIGHTS OF DISSENTING MEMBER OF DOMESTIC LIMITED-LIABILITY COMPANY. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

      (Added to NRS by 1995, 2088)

      NRS 92A.370 RIGHTS OF DISSENTING MEMBER OF DOMESTIC NONPROFIT CORPORATION.

      1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

      2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

      (Added to NRS by 1995, 2088)

      NRS 92A.380 RIGHT OF STOCKHOLDER TO DISSENT FROM CERTAIN CORPORATE ACTIONS AND TO OBTAIN PAYMENT FOR SHARES.

      1. Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

      (a) Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity:

             (1) If approval by the stockholders is required for the conversion or merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the conversion or plan of merger; or

             (2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

      (b) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if his shares are to be acquired in the plan of exchange.

      (c) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

      (d) Any corporate action not described in paragraph (a), (b) or (c) that will result in the stockholder receiving money or scrip instead of fractional shares.

      2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

      (Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204)

      NRS 92A.390 LIMITATIONS ON RIGHT OF DISSENT: STOCKHOLDERS OF CERTAIN CLASSES OR SERIES; ACTION OF STOCKHOLDERS NOT REQUIRED FOR PLAN OF MERGER.

      1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

      (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

      (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

          (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

              (I) The surviving or acquiring entity; or

              (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

          (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

      2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

      (Added to NRS by 1995, 2088)

      NRS 92A.400 LIMITATIONS ON RIGHT OF DISSENT: ASSERTION AS TO PORTIONS ONLY TO SHARES REGISTERED TO STOCKHOLDER; ASSERTION BY BENEFICIAL STOCKHOLDER.

      1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

      2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

      (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

      (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

      (Added to NRS by 1995, 2089)

      NRS 92A.410 NOTIFICATION OF STOCKHOLDERS REGARDING RIGHT OF DISSENT.

      1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

      2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

      (Added to NRS by 1995, 2089; A 1997, 730)

      NRS 92A.420 PREREQUISITES TO DEMAND FOR PAYMENT FOR SHARES.

      1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

      (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

      (b) Must not vote his shares in favor of the proposed action.

      2. If a proposed corporate action creating dissenters' rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters' rights must not consent to or approve the proposed corporate action.

      3. A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

      (Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204)

      NRS 92A.430 DISSENTER'S NOTICE: DELIVERY TO STOCKHOLDERS ENTITLED TO ASSERT RIGHTS; CONTENTS.

      1. The subject corporation shall deliver a written dissenter's notice to all stockholders entitled to assert dissenters' rights.

      2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

      (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

      (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

      (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

      (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

      (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

      (Added to NRS by 1995, 2089; A 2005, 2205)

      NRS 92A.440 DEMAND FOR PAYMENT AND DEPOSIT OF CERTIFICATES; RETENTION OF RIGHTS OF STOCKHOLDER.

      1.  A stockholder to whom a dissenter's notice is sent must:

      (a) Demand payment;

      (b) Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

      (c) Deposit his certificates, if any, in accordance with the terms of the notice.

      2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

      3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.

      (Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189)

      NRS 92A.450 UNCERTIFICATED SHARES: AUTHORITY TO RESTRICT TRANSFER AFTER DEMAND FOR PAYMENT; RETENTION OF RIGHTS OF STOCKHOLDER.

      1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

      2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

      (Added to NRS by 1995, 2090)

      NRS 92A.460  PAYMENT FOR SHARES: GENERAL REQUIREMENTS.

      1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

      (a) Of the county where the corporation's registered office is located; or

      (b) At the election of any dissenter residing or having its registered office in this
State, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

      2.  The payment must be accompanied by:

      (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

      (b) A statement of the subject corporation's estimate of the fair value of the shares;

      (c) An explanation of how the interest was calculated;

      (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

      (e) A copy of NRS 92A.300 to 92A.500, inclusive.

      (Added to NRS by 1995, 2090)

      NRS 92A.470 PAYMENT FOR SHARES: SHARES ACQUIRED ON OR AFTER DATE OF DISSENTER'S NOTICE.

      1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

      2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

      (Added to NRS by 1995, 2091)

      NRS 92A.480 DISSENTER'S ESTIMATE OF FAIR VALUE: NOTIFICATION OF SUBJECT CORPORATION; DEMAND FOR PAYMENT OF ESTIMATE.

      1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

      2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

      (Added to NRS by 1995, 2091)

      NRS 92A.490 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: DUTIES OF SUBJECT CORPORATION; POWERS OF COURT; RIGHTS OF DISSENTER.

      1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the State, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

      3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

      (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

      (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

      (Added to NRS by 1995, 2091)

      NRS 92A.500 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: ASSESSMENT OF COSTS AND FEES.

      1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

      2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

      (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

      (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

      3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

      4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

      5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

      (Added to NRS by 1995, 2092)

                       EXHIBIT B TO INFORMATION STATEMENT

                              LETTER OF TRANSMITTAL
                  For Shares of Common Stock, $0.001 par value
                                       of
                         EUPA International Corporation

      This Letter of Transmittal should be completed, signed and submitted, together with the certificate(s) representing your shares of
                         EUPA International Corporation
                                Common Stock, to:

                                   Stalt, Inc.
                              671 Oak Grove Avenue
                                     Suite C
                              Menlo Park, CA 94025

Ladies and Gentlemen:

     Pursuant to a reverse stock split of the common stock of EUPA International Corporation (the "COMPANY") whereby each 9,999 outstanding shares of common stock will be converted into one whole share, and in lieu of issuing fractional shares resulting from the combination, the Company will pay cash equal to $0.40 multiplied by the number of shares outstanding before the reverse stock split that would otherwise be converted into fractional shares as a result of the reverse stock split (the "SPLIT"), the undersigned hereby encloses herewith and surrenders to Stalt, Inc. the following described certificate(s) (the "CERTIFICATE(S)") representing pre-Split shares of the common stock (the "OLD SHARES").

________________________________________________________________________________

                      DESCRIPTION OF CERTIFICATES SUBMITTED
________________________________________________________________________________

NAME(S) AND ADDRESS(ES) OF REGISTERED HOLDER(S)         CERTIFICATES SUBMITTED
 (PLEASE FILL IN, IF BLANK, EXACTLY AS NAME(S)            (ATTACH ADDITIONAL
         APPEAR(S) ON CERTIFICATE(S))                 SIGNED LIST IF NECESSARY)

                                                             NUMBER OF SHARES
                                                              REPRESENTED BY
                             CERTIFICATE NUMBER(S)             CERTIFICATE(S)

                                        ________________________________________

                                        ________________________________________

                                        ________________________________________

                                        ________________________________________
                                        TOTAL SHARES
________________________________________________________________________________

     The undersigned hereby surrenders the Certificates representing the Old Shares in exchange for (i) a certificate or certificates representing post-Split shares (the "NEW SHARES") of the Company's common stock, and (ii) a cash payment for any fractional shares (the "FRACTIONAL SHARE PAYMENT"), each calculated as set forth in the first paragraph above.

     You are hereby authorized and instructed to prepare in the name of and deliver to the address indicated above (unless otherwise instructed in the following boxes) (i) a certificate or certificates representing New Shares, and
(ii) an accounting of funds to which the undersigned is entitled as a result of the Split for disbursement by the Company.

     IMPORTANT: THIS LETTER OF TRANSMITTAL (OR A FACSIMILE HEREOF) AND ALL OTHER DOCUMENTS AND INSTRUMENTS REQUIRED HEREBY SHOULD BE MAILED OR DELIVERED TO STALT, INC. AT THE ADDRESS SET FORTH ABOVE.

________________________________________________________________________________
SPECIAL REGISTRATION AND PAYMENT INSTRUCTIONS      SPECIAL DELIVERY INSTRUCTIONS
________________________________________________________________________________

COMPLETE ONLY IF THE STOCK              COMPLETE ONLY IF DELIVERY OF THE STOCK
CERTIFICATE(S) EVIDENCING THE COMMON    CERTIFICATE(S) EVIDENCING THE COMPANY'S
STOCK IS/ARE TO BE REGISTERED IN A      COMMON STOCK OR A FRACTIONAL SHARE
NAME, OR THE FRACTIONAL SHARE PAYMENT   PAYMENT OTHER THAN TO THE ADDRESS(ES) OF
CHECK IS TO BE MADE  TO BE MADE         THE REGISTERED SOLDER(S) APPEARING UNDER
PAYABLE TO A NAME, OTHER THAN THE       "DESCRIPTION OF CERTIIFCATES SUBMITTED"
NAME(S) OF THE REGISTERED HOLDER(S)     ON PAGE 1 OR, IF THE BOX I IMMEDIATELY
APPEARING UNDER "DESCRIPTION OF         TO THE LEFT OF THIS BOX IS FILLED IN,
CERTIFICATES SUBMITTED" ON PAGE 1       OTHER THAN TO THE ADDRESS APPEARING
                                        THEREIN.
________________________________________________________________________________

 ISSUE STOCK CERTIFICATE TO OR MAKE       MAIL STOCK CERTIFICATE OR FRACTIONAL
CHECK PAYABLE TO: (SEE INSTRUCTION B):                 SHARE PAYMENT TO:

NAME ________________________________   NAME ___________________________________

ADDRESS _____________________________   ADDRESS ________________________________

_____________________________________   ________________________________________
PLEASE PRINT                            PLEASE PRINT

                                        ________________________________________

                                        ________________________________________
                                        TOTAL SHARES
________________________________________________________________________________
________________________________________________________________________________

                     NOTE: SIGNATURES MUST BE PROVIDED BELOW
                 PLEASE READ ACCOMPANYING INSTRUCTIONS CAREFULLY

        CHECK ONLY ONE BOX. IF MORE THAN ONE BOX IS CHECKED, OR IF NO BOX
                 IS CHECKED, THERE IS NO VALID TENDER OF SHARES

________________________________________________________________________________
                  SPECIAL REGISTRATION AND PAYMENT INSTRUCTIONS
                               (SEE INSTRUCTION B)

     To be completed ONLY if the stock certificate(s) evidencing the Company's common stock is/are to be registered in a name, or the Fractional Share Payment check is to be made payable to a name, OTHER than the name(s) of the registered holder(s) appearing under "DESCRIPTION OF CERTIFICATES SUBMITTED" on page 1.

Issue check and/or certificates to:

Name ___________________________________________________________________________
                                 (PLEASE PRINT)

Address ________________________________________________________________________

        ________________________________________________________________________
                                                              (INCLUDE ZIP CODE)

________________________________________________________________________________

________________________________________________________________________________
                           (TAXPAYER IDENTIFICATION OR
                              SOCIAL SECURITY NO.)

                          SPECIAL DELIVERY INSTRUCTIONS
                               (SEE INSTRUCTION B)

     To be completed ONLY if delivery of the stock certificate(s) evidencing the Company's common stock or a Fractional Share Payment is to be made OTHER than to the address(es) of the registered holder(s) appearing under "DESCRIPTION OF CERTIFICATES SUBMITTED" on page 1 or, if the box immediately above this box is filled in, OTHER than to the address(es) appearing therein.

Mail stock certificate(s) and/or Fractional Share Payment to:

Name ___________________________________________________________________________
                                 (PLEASE PRINT)

Address ________________________________________________________________________

        ________________________________________________________________________
                                                              (INCLUDE ZIP CODE)
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
                                    SIGN HERE
       (PLEASE COMPLETE AND RETURN THE ATTACHED SUBSTITUTE FORM W-9 BELOW)


    ------------------------------------------------------------------------
                       Signature(s) of Holder(s) of Shares


    ------------------------------------------------------------------------

Dated: __________, 2006

     (Must be signed by registered holder(s) exactly as name(s) appear(s) on stock certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, please provide the following information. See Instruction B)

Name(s): _______________________________________________________________________

        ________________________________________________________________________
                                 (Please Print)

Capacity (full title) (See Instruction B) ______________________________________

Address ________________________________________________________________________

________________________________________________________________________________
                                                              (Include Zip Code)

Area Code and Telephone No. ____________________________________________________

Tax Identification or Social Security No. (See Substitute Form W-9 enclosed herewith)

________________________________________________________________________________
                            GUARANTEE OF SIGNATURE(S)
                               (SEE INSTRUCTION B)

Authorized Signature ___________________________________________________________

Name ___________________________________________________________________________

Name of Firm ___________________________________________________________________

Address ________________________________________________________________________

________________________________________________________________________________
                                                              (Include Zip Code)

Area Code and Telephone No. ____________________________________________________

________________________________________________________________________________

                            PAYER'S NAME: __________

SUBSTITUTE                      PART 1--PLEASE PROVIDE   Social Security Number
FORM W-9                        YOUR TIN IN THE BOX AT   or Employer
                                RIGHT AND CERTIFY BY     Identification Number
                                SIGNING AND DATING
                                BELOW.                   _______________________

DEPARTMENT OF THE TREASURY
INTERNAL REVENUE SERVICE

                                ________________________________________________
PAYER'S REQUEST FOR TAXPAYER    PART 2--Certification--Under penalties of
IDENTIFICATION NUMBER ("TIN")   perjury, I certify that:

                                (1) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me) and

                                (2)  I am not subject to backup withholding
                                     because: (a) I am exempt from backup
                                     withholding, or (b) I have not been
                                     notified by the Internal Revenue Service
                                     (the "IRS") that I am subject to backup
                                     withholding as a result of a failure to
                                     report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.

                                     Certification Instructions--You must cross
                                     out Item (2) above if you have been
                                     notified by the IRS that you are currently
                                     subject to backup withholding because of
                                     under-reporting interest or dividends on
                                     you tax return. However, if after being
                                     notified by the IRS that you were subject
                                     to backup withholding you received another
                                     notification from the IRS that you are no
                                     longer subject to backup withholding, do
                                     not cross out such Item (2).
                                ________________________________________________
                                                                  PART 3

                                SIGNATURE
                                          -----------------------
                                DATE               , 2006         Awaiting TIN
                                     --------------

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING
      OF 28% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE TENDER OFFER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

      YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART 3 OF SUBSTITUTE FORM W-9.

             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

     I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office, or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of payment, 28% of all reportable payments made to me will be withheld, but that such amounts will be refunded to me if I then provide a Taxpayer Identification Number within sixty (60) days.


Signature                                        Date                     , 2006
          --------------------------------            --------------------

             GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                          NUMBER ON SUBSTITUTE FORM W-9

     GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER.--Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

                                            GIVE THE NAME AND SOCIAL SECURITY
FOR THIS TYPE OF ACCOUNT:                   NUMBER OF--

1.  An individual's account                 The individual

2.  Two or more individuals (joint          The actual owner of the account or,
    account)                                if combined funds, the first
                                            individual on the account(1)

3.  Custodian account of a minor (Uniform   The minor(2)
    Gift to Minors Act)

4.  (a) The usual revocable savings trust   The grantor-trustee(1)
    account (grantor is also trustee)

    (b) So-called trust account that is     The actual owner(1)
    not a legal or valid trust under
    State law

5.  Sole proprietorship or single-owner LLC The owner(3)

                                            GIVE THE NAME AND EMPLOYER
FOR THIS TYPE OF ACCOUNT:                   IDENTIFICATION NUMBER OF--

6.  A valid trust, estate, or pension       The legal entity (Do not furnish the
    trust                                   identifying number of the personal
                                            representative or trustee unless the
                                            legal entity itself is not
                                            designated in the account title.)(4)

7.  Corporate or LLC electing corporate     The corporation
    status on Form 8832

8.  Religious, charitable, or educational   The organization
    organization account

9.  Partnership or multi- member LLC        The partnership

10. Association, club, or other             The organization
    tax-exempt organization

11. A broker or registered nominee          The broker or nominee

12. Account with the Department of          The public entity
    Agriculture in the name of a public
    entity (such as a State or local
    government, school district, or
    prison) that receives agricultural
    program payments

----------
(1) List first and circle the name of the person whose number you furnish. If only one person on a joint account has a Social Security Number, that person's number must be furnished.

(2)  Circle the minor's name and furnish the minor's social security number.

(3) You must show your individual name and you may also enter your business or "DBA" name on the second line. You may use your Social Security Number or Employer Identification Number. If you are a sole proprietor, the IRS encourages you to use your Social Security Number.

(4) List first and circle the name of the legal trust, estate, or pension trust.

NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

             GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                          NUMBER ON SUBSTITUTE FORM W-9

PAGE 2

OBTAINING A NUMBER

If you don't have a taxpayer identification number or you don't know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

PAYEES EXEMPT FROM BACKUP WITHHOLDING

Payees specifically exempted from backup withholding on ALL payments include the following:

     -    A corporation.

     -    A financial institution.

     - An organization exempt from tax under section 501(a), or an individual retirement plan or a custodial account under Section 403(b)(7).

     -    The United States or any agency or instrumentality thereof.

     - A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.

     - A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.

     - An international organization or any agency, or instrumentality thereof.

     - A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.

     -    A real estate investment trust.

     -    A common trust fund operated by a bank under section 584(a).

     - An exempt charitable remainder trust, or a non-exempt trust described in section 4947(a)(1).

     - An entity registered at all times under the Investment Company Act of 1940.

     -    A foreign central bank of issue.

     - A futures commission merchant registered with the Commodity Futures Trading Commission.

     - A middleman known in the investment community as a nominee or listed in the most recent publication of the American Society of Corporate Secretaries, Inc. Nominee List.

Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

     -    Payments to nonresident aliens subject to withholding under section
          1441.

     - Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.

     - Payments of patronage dividends where the amount received is not paid in money.

     -    Payments made by certain foreign organizations.

Payments of interest not generally subject to backup withholding include the following:

     -    Payments of interest on obligations issued by individuals.

          Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer.

     - Payments of tax-exempt interest (including exempt-interest dividends under section 852).

     -    Payments described in section 6049(b)(5) to non-resident aliens.

     -    Payments on tax-free covenant bonds under section 1451.

     -    Payments made by certain foreign organizations.

     -    Mortgage interest paid to an individual.

Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE "EXEMPT" ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS, OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM.

Certain payments, other than interest, dividends, and patronage dividends, that are not subject to information reporting, are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041A(a), 6045, and 6050A.

PRIVACY ACT NOTICE--Section 6109 requires most recipients of dividend, interest, or other payments to give taxpayer identification numbers to payers who must report the payments to IRS. IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

PENALTIES

(1) PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER--If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDING--If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(3) CRIMINAL PENALTY FOR FALSIFYING INFORMATION--Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

     The undersigned hereby warrants that the undersigned has full power and authority to submit, sell, assign and transfer the Old Shares evidenced by the Certificate(s) described above, and that the Old Shares are free and clear of all liens, charges and encumbrances and not subject to any adverse claim. The undersigned will, upon request, execute any additional documents necessary or desirable to complete the transfer of the Old Shares evidenced by the Certificate(s).

     All authority herein conferred shall survive the death or incapacity of the undersigned, and all obligations of the undersigned hereunder shall be binding upon the heirs, representatives, successors and assigns of the undersigned.

                                        SIGN HERE


Dated
      -------------------------------   ----------------------------------------


-------------------------------------   ----------------------------------------
City and State where signed             Signature(s) of Stockholder(s) or
                                        Agent(s)
-------------------------------------   (Exactly as reflected on the
Telephone number (including area        Certificate(s).
code)                                   If signature is by trustee, executor,
                                        administrator, guardian,
                                        attorney-in-fact, officer for a
                                        corporation acting in a fiduciary or
                                        representative capacity, or other
                                        person, please set forth title.) (See
                                        Instruction B)

                                  INSTRUCTIONS:

A. DELIVERY OF LETTERS OF TRANSMITTAL AND CERTIFICATES; MAILING OF NEW CERTIFICATE(S).

     The method of delivery of this Letter of Transmittal and the Certificate(s) to Stalt, Inc. is at your option and risk, but, if sent by mail, registered mail is suggested.

     The stock certificate(s) for the New Shares of the Company's common stock will be mailed by Stalt, Inc. and any Fractional Share Payment will be mailed by the Company as soon as practicable after the effective date of the reverse stock split and after receipt of a properly executed Letter of Transmittal together with the Certificate(s).

B. SIGNATURE(S); CERTIFICATE(S) IN DIFFERENT NAME(S).

     1. The signature (or signatures, in the case of Certificate(s) owned by two or more holders) on this Letter of Transmittal should correspond exactly with the name(s) of the registered holder(s) as written on the face of the Certificate(s) unless such Certificate(s) has been transferred by the registered holder(s), in which event this Letter of Transmittal should be signed in exactly the same form as the name of the last transferee indicated on the transfers attached to or endorsed on the Certificate(s). If a Certificate(s) is being transferred or split into multiple new certificates, you will be responsible for the additional charges associated with those transfers.

     2. The Certificate(s) need not be endorsed or accompanied by any instrument of assignment or transfer other than this Letter of Transmittal, if registered in the name of the person(s) signing this Letter of Transmittal as long as the new certificate(s) for the Company's common stock is/are to be issued to such person(s).

     3. If this Letter of Transmittal is signed or if the endorsement on any Certificate(s) is executed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact, or in any other representative or fiduciary capacity, the person signing this Letter of Transmittal or executing the endorsement must give such person's full title in such capacity and appropriate evidence of authority to act in such capacity must be forwarded with any Certificate(s), which will consist of resolutions of the board of directors, for a corporation, and a certified copy of a trust agreement, for a trust.

     4. If the new certificate is to be in the name(s) of a person or persons, or the Fractional Share Payment is to be made payable to a person or persons, other than the person(s) in whose name(s) the Old Shares are registered, the signature(s) of the person(s) signing this Letter of Transmittal must be guaranteed in the "Special Registration and Payment Instructions" box by medallion signature guarantee for persons residing in the United States and bank signature guarantee or notarization by an attorney in foreign jurisdictions where medallion signature guarantee is not available.

     5. The person(s) in whose name(s) the certificate(s) evidencing New Shares is/are to be issued must supply his, her or its Taxpayer Identification Number and provide the certification contained in the "TAXPAYER IDENTIFICATION NUMBER" box on page 3 of this Letter of

Transmittal. Failure to furnish the Taxpayer Identification Number and the certification will result in backup withholding on payments due, if any, to the holder.

     6. If you have any questions about the surrender of your Certificate(s) or completion of this Letter of Transmittal, please contact Stalt, Inc. by telephone at (650) 321-7111, by facsimile at (650) 321-7113 or by email at info@stalt.com.

     7. If you wish to receive multiple stock certificates for New Shares (for example, to simplify substantiation of the tax basis of the New Shares) you should attach to this Letter of Transmittal written instructions indicating the number of Company stock certificates desired and the number of shares of the Company's common stock to be represented by each Company stock certificate. All reasonable requests, as determined by the Company in its discretion, will be honored. You will be responsible for the additional expenses incurred by the Company to issue multiple stock certificates.

C. MUTILATED, LOST, STOLEN OR DESTROYED CERTIFICATES.

     If a Certificate(s) has been mutilated, lost, stolen or destroyed, you should contact Stalt, Inc. by telephone at (650) 321-7111, by facsimile at (650) 321-7113 or by email at info@stalt.com, for further instructions as to obtaining a surety bond that may be required before delivery of the certificate(s) evidencing the Company's common stock or any Fractional Share Payment.